UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material under §240.14a-12

THE FIRST MARBLEHEAD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 29, 2011

Fellow Stockholders:

Our 2011 annual meeting of stockholders will take place on Monday, November 14, 2011 at 10:00 a.m., local time, at the offices of WilmerHale LLP, 399 Park Avenue, New York, New York 10022. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

Information concerning the matters to be considered and voted upon at the annual meeting is set out in the notice of 2011 annual meeting of stockholders and proxy statement. The proxy statement describes the matters and provides other information you may find useful in deciding how to vote. We encourage you to read all of these materials carefully.

If you are a stockholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting whether you plan on attending the meeting in person or not. To vote, simply mark, sign and date your proxy card and mail it in the enclosed postage-paid envelope. If your shares are held in “street name”—that is, held for your account by a bank, broker, trust or other holder of record—you will receive instructions from the holder of record that you must follow for your shares to be voted.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. If your shares are held in “street name,” you have been sent a notice containing instructions on how to access our proxy statement and annual report over the Internet and how to vote. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower costs and reduce the environmental impact of our annual meeting.

The ability to have your vote counted at the meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will cast your vote.

Thank you for your ongoing support and continued interest in The First Marblehead Corporation.

Sincerely,

Daniel Meyers

Chairman of the Board, Chief Executive Officer and President

800 BOYLSTON STREET • 34TH FLOOR • BOSTON, MASSACHUSETTS 02199 • TEL: 617.638.2000

THE FIRST MARBLEHEAD CORPORATION

800 Boylston Street, 34th Floor

Boston, Massachusetts 02199

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., local time, on Monday, November 14, 2011

Place	Offices of WilmerHale LLP

399 Park Avenue

New York, New York 10022

Directions to the offices of WilmerHale LLP are available by visiting http://ir.fmd.com/am2011.html

Items of Business	At the meeting, we will ask you and our other stockholders to:
(1)	elect nine directors, nominated by the board of directors, for terms to expire at the next annual meeting of stockholders;
(2)	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012;
(3)	approve our 2011 stock incentive plan;
(4)	approve, on an advisory basis, the compensation of our named executive officers;
(5)	approve, on an advisory basis, the frequency of holding future advisory votes on named executive officer compensation; and
(6)	transact such other business as may properly come before the meeting or any adjournment thereof.
The board of directors has no knowledge of any other business to be transacted at the annual meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on September 20, 2011.

Proxy Voting	It is important that your shares be represented and voted whether or not you plan to be present at the meeting. If you are a stockholder of record and do not plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before its exercise at the meeting. If your shares are held in “street name,” please follow the instructions provided by the holder of record to ensure that your shares are voted. Please note that without receiving express voting instructions from the beneficial holders of shares held in street name, brokers will not be permitted to vote those shares on any matter anticipated to be considered at the annual meeting other than the ratification of the appointment of our independent registered public accounting firm (proposal two).

Website	Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on November 14, 2011: This notice, the attached proxy statement and our 2011 annual report to stockholders, which includes our annual report on Form 10-K for the fiscal year ended June 30, 2011, are available on our website at www.firstmarblehead.com. In addition, you may access these materials as well as voting instructions at http://materials.proxyvote.com/320771, which does not have “cookies” that identify visitors to the site. These documents are also available by calling our toll-free number (800) 895-4283 or by contacting Investor Relations by email at Info@fmd.com.

By order of the Board of Directors,

Gregory M. Woods

Secretary

September 29, 2011

Boston, Massachusetts

THE FIRST MARBLEHEAD CORPORATION

800 Boylston Street, 34th Floor

Boston, Massachusetts 02199

PROXY STATEMENT

For Our Annual Meeting of Stockholders to be held on November 14, 2011

The First Marblehead Corporation, a Delaware corporation, which we refer to as “we,” “us,” “First Marblehead” or the “Company,” has furnished this proxy statement to you because our board of directors is soliciting your proxy to vote at our 2011 annual meeting of stockholders. The annual meeting will be held on Monday, November 14, 2011, at 10:00 a.m., local time, at the offices of WilmerHale LLP, 399 Park Avenue, New York, New York 10022. For information on how to obtain directions to attend the annual meeting and how to vote in person, please contact Investor Relations by emailing Info@fmd.com or calling our toll-free number (800) 895-4283. If the annual meeting is adjourned for any reason, the proxies may be used at any adjournments of the annual meeting.

This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions at the annual meeting, if you do not plan to attend in person.

We are making this proxy statement, the related proxy card and our annual report to stockholders for the fiscal year ended June 30, 2011 available to stockholders for the first time on or about October 5, 2011. Any reference to a fiscal year in this proxy statement means the fiscal year ended June 30.

Our annual report on Form 10-K for fiscal 2011, as filed with the Securities and Exchange Commission, which we refer to as the SEC, including our audited financial statements, is available free of charge on our website at www.firstmarblehead.com or through the SEC’s electronic data system at www.sec.gov. To request a printed copy of our Form 10-K, which we will provide to you free of charge, either: write to Investor Relations, The First Marblehead Corporation, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199, email Investor Relations at Info@fmd.com or call our toll-free number (800) 895-4283.

INFORMATION ABOUT THE ANNUAL MEETING

Who is entitled to vote?

Holders of record of our common stock at the close of business on September 20, 2011 are entitled to one vote per share on each matter properly brought before the meeting. As of the close of business on September 20, 2011, we had 101,327,809 shares of our common stock issued and outstanding.

A list of stockholders of record entitled to vote will be available at the meeting. In addition, you may contact our corporate secretary, at our address as set forth above, to make arrangements to review a copy of the stockholder list at our offices, for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., local time, on any business day from November 4, 2011 up to the time of the meeting.

Why did you receive a notice of Internet availability of proxy materials in the mail instead of a printed set of proxy materials?

Under SEC rules, we are permitted to furnish our proxy materials over the Internet by delivering a notice to our stockholders by mail or electronically if a stockholder has elected to receive materials by electronic delivery. If the shares you own are held in “street name,” a notice of Internet availability of these proxy materials has been forwarded to you by the record holder of your shares, typically your bank or brokerage firm. The notice instructs you how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com and how to request paper or email copies at no charge. The notice also instructs you on how you may submit your voting instructions either over the Internet or by mail. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the notice.

Stockholders of record who received a printed set of proxy materials will not receive the notice, but may still access our proxy materials at www.firstmarblehead.com.

Are you entitled to vote if your shares are held in “street name?”

If the shares you own are held in “street name,” you have the right to direct the record holder how to vote your shares, and the record holder is required to vote according to your instructions. To instruct your record holder how to vote your shares, please follow the directions the record holder provides to you.

Under the rules of the New York Stock Exchange, which we refer to as the NYSE, if you do not give voting instructions to the record holder, it will be permitted to vote your shares with respect to certain “discretionary” items, but will not be permitted to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of our independent registered public accounting firm (proposal two) is a discretionary item under the NYSE rules; however, the election of directors (proposal one), the approval of our 2011 stock incentive plan (proposal three), the approval, on an advisory basis, of the compensation of our executive officers named in the summary compensation table under “Information About Our Executive Officers,” to whom we refer collectively as our “NEOs” (proposal four), and the approval, on an advisory basis, of the frequency of holding future advisory votes on compensation of the executive officers named in the summary compensation tables included in our proxy statements in future years, which we refer to as named executive officer compensation (proposal five), are each non-discretionary items under the NYSE rules.

Accordingly, if you do not give your record holder voting instructions with respect to proposals one, three, four or five, or if the record holder does not exercise its discretionary authority with regard to proposal two, your shares will not be voted and will be treated as “broker non-votes” on the particular matter. Those shares will not be considered entitled to vote with respect to that matter, but will be treated as shares present for the purpose of determining the presence of a quorum. Therefore, if you hold your shares in “street name” and would like your vote to be counted for any of the proposals other than the ratification of the appointment of our independent registered public accounting firm (proposal two), it is critical that you instruct your record holder how to vote your shares for each of those proposals. This ensures your shares will be voted at the annual meeting in the manner you desire.

If your shares are held in “street name,” you are cordially invited to attend the annual meeting, but please bring an account statement or letter from the record holder that confirms you are the beneficial owner of those shares as of the record date. You may not vote your shares in person at the meeting unless you obtain a proxy, executed in your favor, from the record holder of your shares.

How may you vote if you are a stockholder of record?

If you are a stockholder of record (i.e., you hold shares in your name in an account with our stock transfer agent, Computershare Trust Company, N.A.), you may vote your shares in person or by mail:

•	To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•

To vote by mail, you must mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card before the meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card.

The proxy card solicited by our board of directors provides stockholders the choice of voting for each of the director nominees or withholding votes for each of the nominees (proposal one), the choice of holding future advisory votes on named executive officer compensation every one year, every two years, every three years or abstaining with respect to the proposal (proposal five) and the choice of approving, disapproving or abstaining with respect to the proposals to:

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012 (proposal two);

•	Approve our 2011 stock incentive plan (proposal three); and

•	Approve, on an advisory basis, the compensation of our NEOs (proposal four).

If you indicate a choice on the proxy card with respect to any matter to be acted upon, the shares will be voted as specified. If you sign and return your proxy card and do not specify a choice, your shares will be voted according to our board of directors’ recommendations, as indicated in this proxy statement.

How may you change your vote?

If you are a stockholder of record, even if you complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

•	Send written notice to our corporate secretary, at our address listed on page 1 of this proxy statement;

•	Send us another signed proxy with a later date; or

•	Attend the meeting, notify our corporate secretary that you are present, and then vote by ballot.

If you own shares in “street name,” the record holder of your shares should provide you with appropriate instructions for changing your vote.

How many shares must be present to hold the annual meeting?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote at the meeting, that is, at least 50,663,905 shares.

Shares of common stock present in person or represented by proxy (including any “broker non-votes” and shares that abstain or provide no voting instructions with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each matter?

Proposal One—Election of Directors

Under our amended and restated by-laws, which we refer to as our by-laws, directors will be elected by a plurality of the votes cast by our stockholders entitled to vote on the election. In other words, the nine nominees for director receiving the highest number of votes FOR election will be elected as directors, regardless of whether that number represents a majority of the votes cast.

Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm

Under our by-laws, the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the annual meeting and voting on the matter is needed to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2012.

Proposal Three—Approval of Our 2011 Stock Incentive Plan

Under our by-laws, the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the annual meeting and voting on the matter is needed to approve our 2011 stock incentive plan. In addition, under the listing requirements of the NYSE, our 2011 stock incentive plan must be approved by a majority of votes cast on the proposal, provided that the total votes cast on the proposal must represent over 50% in interest of all of our common stock entitled to vote on the proposal.

Proposal Four—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

This vote is advisory, and, therefore, not binding on us, our board of directors or our compensation committee. Notwithstanding the advisory nature of this vote, the resolution will be deemed approved and passed on an advisory basis with the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the annual meeting and voting on the matter. Our board of directors and our compensation committee value the opinions that our stockholders express in their votes and will consider the outcome of this vote when considering future executive compensation arrangements as they deem appropriate.

Proposal Five—Approval, on an Advisory Basis, of the Frequency of Holding Future Advisory Votes on Named Executive Officer Compensation

This vote is advisory, and, therefore, not binding on us, our board of directors or our compensation committee. Notwithstanding the advisory nature of this vote, the resolution will be deemed approved on an advisory basis with the affirmative vote of a majority of the votes cast among the three frequency choices by the holders of all of the shares present or represented at the annual meeting and voting on the matter. If none of the frequency options receives a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders. Our board of directors and our compensation committee value the opinions that our stockholders express in their votes and will consider the outcome of this vote when determining the frequency of the non-binding vote on our named executive officer compensation.

How will votes be counted?

Each share of common stock will be counted as one vote. Neither votes withheld for a particular director nominee nor “broker non-votes” will have an effect on the outcome of proposal one. Under our by-laws, neither abstentions nor “broker non-votes” will have an effect on the outcome of proposals two, three, four or five.

For purposes of the listing requirements of the NYSE, however, (1) abstentions may be considered votes cast, but not votes for, proposal three and (2) broker non-votes may not be considered votes cast, or votes for, proposal three. Under this treatment, for purposes of approval under applicable rules of the NYSE, an abstention may be treated as a vote cast against proposal three and a broker non-vote may not affect the determination of whether a majority of votes were cast to approve the proposal and may also not be counted towards the determination of whether over 50% in interest of all of our common stock outstanding as of the record date was represented by the votes cast.

How does our board of directors recommend that you vote?

Our board of directors unanimously recommends that you vote:

•	FOR the election of all nominees to our board of directors;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012;

•	FOR the approval of our 2011 stock incentive plan;

•	FOR the approval, on an advisory basis, of the compensation of our NEOs; and

•	For the approval, on an advisory basis, of holding an advisory vote on named executive officer compensation every ONE YEAR.

Will any other business be conducted at the annual meeting?

Our board of directors does not know of any other business to be conducted or matters to be voted upon at the meeting. Under our by-laws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting was September 17, 2011. The proxies solicited by our board of directors confer discretionary voting authority with respect to any other matter properly coming before the meeting.

Who pays for the solicitation of proxies?

We will bear the costs of soliciting proxies. In addition to solicitations by mail and by the Internet, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means. We have requested banks, brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the beneficial owners of the shares and request instructions for voting the shares. We will reimburse the banks, brokerage houses and other persons for their reasonable out-of-pocket expenses in connection with this distribution.

How and when may you submit a proposal for the 2012 annual meeting?

Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at the 2012 annual meeting and who wishes the proposal to be included in the proxy statement and proxy card for that meeting must submit the proposal in writing to: Corporate Secretary, The First Marblehead Corporation, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199, before June 7, 2012. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

If you wish to present a proposal at the 2012 annual meeting, but do not wish to have the proposal considered for inclusion in our proxy statement and proxy card, you must also give written notice to us at the address noted above. Our by-laws specify the information that must be included in any such notice, including a brief description of the proposal and the name of the stockholder proposing such business. We must receive this notice at least 60 days, but not more than 90 days, prior to November 14, 2012. However, if our 2012 annual meeting is scheduled to be held prior to October 25, 2012 or after January 13, 2013, your notice must be received no earlier than the 90th day prior to the 2012 annual meeting and no later than the close of business on the later of (1) the 60th day prior to the 2012 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or publicly disclosed, whichever occurs first. If you fail to provide timely notice of a proposal to be presented at the 2012 annual meeting, the chairman of the meeting may exclude the proposal from being brought before the meeting.

DISCUSSION OF PROPOSALS

Proposal One: Election of Directors

Our board of directors presently consists of nine directors. On the recommendation of our nominating and corporate governance committee, our board of directors has nominated Nancy Y. Bekavac, William R. Berkley, Dort A. Cameron III, Henry Cornell, George G. Daly, Peter S. Drotch, Thomas P. Eddy, William D. Hansen and Daniel Meyers for election as directors. If all nominees are elected, our board of directors will consist of nine directors.

The persons named in the proxy card will vote to elect each of the nominees as a director, unless the proxy is marked otherwise. Each director will be elected to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. Each of the nominees is currently a director, and each has indicated a willingness to serve as director, if elected. If any nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.

In December 2007, we entered into an Investment Agreement with affiliates of GS Capital Partners, which we refer to as the Purchasers. Under the terms of the Investment Agreement, as amended, and a related assignment agreement, GS Capital Partners VI Parallel, L.P., which we refer to as GS Parallel, has the right to nominate a representative to our board of directors for so long as the Purchasers collectively own at least 100 shares of our common stock and other securities, certificates or instruments issued by us, any of our subsidiaries or any securitization trust sponsored, structured or administered by us or any of our subsidiaries that have an aggregate face value or purchase price of at least $25 million. GS Parallel’s nominee must be reasonably acceptable to our nominating and corporate governance committee. GS Parallel has nominated Mr. Cornell to serve as a member of our board of directors.

No director, or associate of any director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director is related by blood, marriage or adoption to any other director or executive officer.

Our board of directors unanimously recommends a vote FOR each of the nominees.

Director Nominees

Set forth below are the names of each nominee for director, the year in which they first became a director, their ages as of August 31, 2011, their positions and offices with us, their principal occupations and business experience, and the names of other public companies of which he or she has served as a director during the past five years. The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by our nominating and corporate governance committee and our board of directors that such person should serve as a director of the Company. In addition to the information presented below regarding each person’s specific experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our board of directors to the conclusion that he or she should serve as a director, we also believe all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our stockholders.

NANCY Y. BEKAVAC

Age: 64

Nancy Y. Bekavac has served as a director since May 2010. Ms. Bekavac currently serves as president emerita of Scripps College. Since July 2007, Ms. Bekavac has served as a consultant in higher education, working with boards of trustees on issues including governance, accreditation and strategic planning. From 1990 until her retirement in June 2007, Ms. Bekavac served as president of Scripps College. From 1988 to 1990, Ms. Bekavac was counselor to the president of Dartmouth College. From 1985 to 1988, she worked at the Thomas J. Watson Foundation, a charitable foundation that provides fellowship programs to college graduates, serving as the executive director and then as a consultant. From 1980 to 1985, she was a partner at the law firm of Munger, Tolles & Olson, after serving as an associate at the firm and clerking with the United States Court of Appeals for the District of Columbia. Ms. Bekavac is a member of The Council on Foreign Relations and serves on the board of directors, audit committee and benefactions committee of The Seaver Institute, a charitable institute that provides grants in the fields of scientific and medical research, education, public affairs and cultural arts. Ms. Bekavac is also a member of the board of directors of Electro Rent Corporation, a public company that provides electronic equipment rentals, sales and leasing, where she serves as the chair of the nominating and corporate governance committee and as a member of the compensation committee. Ms. Bekavac received a B.A. from Swarthmore College and a J.D. from Yale Law School.

Our board of directors has determined that Ms. Bekavac should serve as a director based in part on her experiences both leading and counseling higher education institutions, which brings an important perspective to the Company’s strategic planning and product development, as well as her legal experience and understanding of corporate governance matters affecting public companies.

WILLIAM R. BERKLEY

Age: 65

William R. Berkley has served as a director since December 1995 and as our lead director since January 2004. Mr. Berkley served as our interim chairman from September 2005 until October 2005. Mr. Berkley has served as chairman of the board of directors and chief executive officer of W.R. Berkley Corporation, a publicly held insurance holding company, since its formation in 1967. Mr. Berkley also served as president and chief operating officer of W.R. Berkley Corporation from March 2000 to November 2009 and held such positions at various times from 1967 to 1995. Mr. Berkley also serves as chairman of the board or as a director of a number of private companies. These include Associated Community Bancorp, Inc. and its subsidiary Connecticut Community Bank, N.A., a federally chartered commercial bank; Interlaken Capital, Inc., a private investment firm; the American Insurance Association; and VaporStream, Incorporated, a private software technology firm. Mr. Berkley is vice chairman of the board of trustees of New York University; chairman of the board of overseers of the Leonard N. Stern School of Business of New York University; and a director of Georgetown University. Mr. Berkley received a B.S. from New York University and an M.B.A. from the Harvard Graduate School of Business Administration.

Our board of directors has determined that Mr. Berkley should serve as a director based in part on his in-depth understanding of the Company’s business and leadership role on our board of directors since 1995, his knowledge of, and experience in, education and education finance through his university-level board service, as well as his management experience in leading a variety of organizations, including a Fortune 500 public company and a number of private companies.

DORT A. CAMERON III

Age: 66

Dort A. Cameron III has served as a director since December 1995. Mr. Cameron is a private investor who has served as the managing member of Airlie Enterprises LLC, a money management firm, since 1995. From 1993 to 2000, Mr. Cameron served as chairman of Entex Information Services, Inc., a provider of distributed computing infrastructure services and hardware. In 2003, Mr. Cameron founded The Airlie Opportunity Capital Management, L.L.C., a registered investment company, which manages hedge funds that invest in stressed and distressed high yield debt markets. Mr. Cameron currently serves as a trustee emeritus of Middlebury College. Mr. Cameron received an A.B. from Middlebury College and an M.B.A. from Boston University.

Our board of directors has determined that Mr. Cameron should serve as a director based in part on his deep knowledge of the Company’s business, gained through his continuous service since 1995, his experience as a trustee of a private university, his entrepreneurial experience, which may be particularly relevant at this point in our business, and his understanding of capital markets, including his experiences in investment banking, institutional portfolio management and fixed income and structured products.

HENRY CORNELL

Age: 55

Henry Cornell has served as a director since January 2008. Mr. Cornell is a managing director of Goldman, Sachs & Co., which we refer to as Goldman Sachs. He is the chief operating officer of its Merchant Banking Division, which includes all of the firm’s corporate, real estate and infrastructure investment activities, and a member of the global Merchant Banking Investment Committee. Mr. Cornell joined Goldman Sachs in 1984. Prior to joining Goldman Sachs, Mr. Cornell practiced law with Davis, Polk & Wardwell from 1981 to 1984 in New York and London. Mr. Cornell serves on the boards of directors of the following public companies: Kinder Morgan, Inc., a pipeline transportation and energy storage company, and McJunkin Red Man Corporation, a global distributor of pipes, valves and fittings. Mr. Cornell also serves on the boards of directors of the following private companies: Kenan Advantage Group, a transportation and logistics provider, and USI Holdings Corporation, an insurance brokerage and financial services company. Within the past five years, Mr. Cornell served as a director of Cobalt International Energy, L.P., Hana Financial Group, Bill Barrett Corporation and Ping An Insurance Company of China, which are public companies. Mr. Cornell is the chairman of The Citizens Committee of New York City, treasurer and trustee of the Whitney Museum of American Art, a member of Sotheby’s International Advisory Board, a member of The Council on Foreign Relations, trustee emeritus of Grinnell College, trustee emeritus of the Asia Society and trustee emeritus of the Japan Society. Mr. Cornell received a B.A. from Grinnell College and a J.D. from New York Law School.

Our board of directors has determined that Mr. Cornell should serve as a director based in part on his insights regarding operations, finance and strategic transactions gained through his private equity experience with Goldman Sachs, his experience in analyzing and executing strategic plans for portfolio companies and his experience as a trustee of a private university.

GEORGE G. DALY

Age: 70

George G. Daly has served as a director since September 2002. Mr. Daly has served as a professor at the Robert Emmett McDonough School of Business at Georgetown University since November 2005 and served as dean from November 2005 through July 2011. From 1998 to October 2005, Mr. Daly was the Albert Fingerhut Professor of Business at the Leonard N. Stern School of Business of New York University. From 1993 to August 2002, he served as dean and professor at the Stern School. From 1983 to 1993, Mr. Daly served as dean and professor at the College of Business Administration at the University of Iowa. He has also served in senior posts in the federal government and as a consultant to the National Football League. Mr. Daly serves as a director and member of the audit committee of W.R. Berkley Corporation, a publicly held insurance holding company, as a director and member of the audit committee and compensation committee of Stamats, Inc., a private company specializing in higher education marketing and consulting, and as a director and member of the development committee of the American Autism Society. Mr. Daly received an A.B. from Miami University of Ohio and an M.A. and Ph.D. from Northwestern University.

Our board of directors has determined that Mr. Daly should serve as a director based in part on his organizational acumen, educational background in economics and experience leading two prominent business schools, which provides a distinct perspective on strategy, operations and culture.

PETER S. DROTCH

Age: 69

Peter S. Drotch has served as a director since October 2003. From 1975 to 2000, Mr. Drotch was a partner at PricewaterhouseCoopers LLP, an accounting firm, from which he retired in 2000. Mr. Drotch joined PricewaterhouseCoopers LLP in 1964. Mr. Drotch held a number of positions at PricewaterhouseCoopers LLP, most recently leading the firm’s services to the investment management industry in the Americas and serving as a member of the global leadership team for this industry services group, which provides services to investment advisors, banks, insurance companies, broker dealers, industrial corporations and governmental units with respect to their investment management operations. Mr. Drotch is a director of ING Mutual Funds and serves as a member of the audit committee, contracts committee and the investment review committee for certain of the mutual funds. He is also a director, chair of the audit committee and a member of the finance committee and the technology committee of Tufts Health Plan. Within the past five years, Mr. Drotch served as a director and a member of the audit committee and compliance committee of Blackrock Mutual Funds. His volunteer activities include service as a trustee, chair of the financial affairs committee and a member of the audit committee of the University of Connecticut. Mr. Drotch received a B.S. from the University of Connecticut.

Our board of directors has determined that Mr. Drotch should serve as a director, and chairman of our audit committee, based in part on his extensive experience as an auditor of public companies, including financial services companies, his service as a public university trustee and his considerable understanding of accounting, financial statements and corporate finance, as well as the depth of his understanding of the Company’s business and related accounting issues.

THOMAS P. EDDY

Age: 52

Thomas P. Eddy has served as a director since May 2010. Mr. Eddy has served as a managing director of Jarvinian Venture Fund, an early stage venture firm, since 2007, and has been a principal at Ludlow Partners LLC, a strategic and financial advisory services firm, since 2001. From 2000 to 2001, Mr. Eddy served as chief operating officer and senior principal for Atlas Venture, an early-stage venture capital firm. From 1993 to 2000, Mr. Eddy served as managing director and head of the Boston office and of New England investment banking activities for Robertson Stephens & Company, an investment banking firm which was acquired by BankBoston. From 1988 to 1993, Mr. Eddy served as a vice president in the Technology Investment Banking Group at Morgan Stanley & Co. Incorporated, an investment banking firm. From 1981 to 1986, Mr. Eddy worked as a credit representative and then as an analyst for United States Steel Corporation, an integrated steel producer. Mr. Eddy is a director and a member of the audit committee and finance committee of Steward Medical Group, a unit of Steward Health Care System, a system of eight hospitals headquartered in Boston, Massachusetts. He is also a trustee, treasurer and chair of the finance committee of Brookwood School, an independent K-8 school in Manchester, Massachusetts. Mr. Eddy received a B.S. from the University of Virginia, an M.B.A. from the Harvard Graduate School of Business Administration and a J.D. from Duquesne University School of Law.

Our board of directors has determined that Mr. Eddy should serve as a director based in part on his extensive experience as a financial advisor to entrepreneurs and growing companies, including with regard to finance and strategic transactions.

WILLIAM D. HANSEN

Age: 52

William D. Hansen has served as a director since July 2003 and served as chairman of our advisory council from July 2003 to April 2007. Mr. Hansen has served as chairman and chief executive officer of the Madison Education Group LLC, an education-related consulting firm, since July 2011. From July 2009 to December 2010, Mr. Hansen served as president of Scantron Corporation, a provider of assessment and survey solutions, and from September 2010 to July 2011, he served as chairman of Scantron Corporation. From August 2005 to July 2009, Mr. Hansen served as senior managing director of Chartwell Education Group, LLC, an education-related consulting firm. Mr. Hansen also served as the chief executive officer of Chartwell Education Group, LLC from February 2009 to June 2009. From July 2003 to August 2005, Mr. Hansen served as the senior vice president and managing director of Affiliated Computer Services’ Education Services Business, which provides business process and information technology services to commercial and government clients. From May 2001 to July 2003, Mr. Hansen served as the deputy secretary of the U.S. Department of Education, functioning as its chief operating officer. From 1993 to 2001, Mr. Hansen was the president of the Education Finance Council, a trade association representing state-based student loan finance organizations. From 1981 to 1993, he held numerous senior executive positions, including assistant secretary for Management and Budget and chief financial officer, at the U.S. Department of Education. He has served on numerous state and national boards and commissions on reforming elementary and secondary schools and increasing access to higher education, including the National Commission on the Cost of Higher Education. Mr. Hansen currently serves as a director and member of the audit and governance committees of Student Loan Finance Corporation and as a director and member of the audit and compensation committees of CollegeNet, each of which is a private company. Mr. Hansen received a B.S. from George Mason University.

Our board of directors has determined that Mr. Hansen should serve as a director based in part on his experience with government regulation and education policy, which increasingly affect the Company and the private education lending industry, and education-related consulting, which provides insights into issues affecting our industry.

DANIEL MEYERS

Age: 48

Daniel Meyers is a co-founder of First Marblehead. He has served as our chief executive officer and president and as a director since September 2008, and as chairman of our board of directors since May 2010. Mr. Meyers also served as our chief executive officer and chairman from our incorporation in 1994 to September 2005 and as our president from November 2004 to September 2005. Since October 2006, Mr. Meyers has served as the sole member, chairman and chief executive officer of Sextant Holdings, LLC, a private investment firm. From 1980 to 1991, Mr. Meyers was involved in arbitrage and derivatives trading at EF Hutton, Prudential Bache Securities, LF Rothschild Unterberg Towbin and Commodities Corporation, each of which were financial services firms. He began working on asset-back securities financings in 1986. He currently serves as the chair emeritus of the board of the Curry School of Education Foundation and as a consulting member of the finance committee of the Board of Visitors at the University of Virginia, and as the chairman of the board of Steward Medical Group, a unit of Steward Health Care System, a system of eight hospitals headquartered in Boston, Massachusetts. He also serves on the board of the Forum for the Future of Higher Education. Mr. Meyers received an A.B. from Brandeis University and completed the Owner President Management Program at the Harvard Graduate School of Business Administration.

Our board of directors has determined that Mr. Meyers should serve as a director based in part on his unmatched knowledge of the Company’s business, personnel and strategy, his accomplishments since returning to the Company in August 2008, his past success in growing the Company, his experience as a public university trustee and his unique experience and leadership in the private education loan industry.

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee, consisting of independent members of our board of directors, has appointed the firm of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2012. KPMG has been our independent registered public accounting firm since our inception in 1991. Although stockholder approval of the appointment of KPMG is not required by our by-laws or other applicable legal requirements, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the meeting, our audit committee will reconsider this appointment. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if our audit committee believes a change would be in our and our stockholders’ best interests.

We expect representatives of KPMG to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Our board of directors unanimously recommends a vote FOR this proposal.

Fees and Services

The following table sets forth the fees billed to us by KPMG for fiscal 2011 and fiscal 2010:

	Fiscal Year
Fee Category	2011	2010
Audit Fees(1)	$1,828,362	$1,436,597
Audit-Related Fees(2)	115,000	25,000
Tax Fees(3)	245,000	335,800
All Other Fees	—	—

Total Fees	$2,188,362	$1,797,397

(1)

Audit fees consist of fees for the audit of our consolidated financial statements, the stand-alone audit of our subsidiary Union Federal Savings Bank, which we refer to as Union Federal, the audit of our internal controls over financial reporting, the review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to employee benefit plan audits, compliance audits and the opening balance sheet audit at July 1, 2010.

(3)

Tax fees consist primarily of fees for tax compliance, tax advice and tax planning. Tax compliance services include primarily the preparation of tax returns and tax payment-planning services. Tax advice and tax planning services include assistance with tax audits, transaction support and tax allocation strategies.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit, audit-related and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit, audit-related or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Our audit committee identifies the particular pre-approved services in detail and establishes a maximum dollar amount for each particular pre-approved service, which limit cannot be exceeded without obtaining further pre-approval.

Our audit committee has also delegated to the chairman of our audit committee the authority to pre-approve any audit, audit-related or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of our audit committee pursuant to this delegated authority is reported on at the next meeting of our audit committee.

Our audit committee pre-approval requirements have a limited exception for the provision of services, other than audit and audit-related services, by our independent registered public accounting firm if:

•

The aggregate amount of all such services is no more than 5% of the total amount paid by First Marblehead to the independent registered public accounting firm during the fiscal year in which the services are provided;

•	Such services were not recognized by First Marblehead at the time of the engagement to be non-audit services; and

•	Such services are promptly brought to the attention of our audit committee and approved prior to completion of the audit by our audit committee or by the chairman of our audit committee.

All of the audit fees, audit-related fees and tax fees for fiscal 2011 and fiscal 2010 were pre-approved.

Proposal Three: Approval of Our 2011 Stock Incentive Plan

Proposal

Since the beginning of fiscal 2009, we have implemented changes to our business in order to address dislocations in the capital markets and the education lending industry, including major changes in senior management, the redesign of our service offerings and significant reductions in our operating expenses. Consistent with a “turn-around” situation, we have generally sought to reduce the aggregate level of cash compensation paid to our executive officers in order to preserve liquidity. Particularly in light of our continuing need to limit salaries and cash bonuses, our board of directors believes that stock-based incentive awards can play an important role in the success of the Company by enabling key persons upon whose judgment, initiative and efforts we depend to acquire a proprietary interest in the Company. Our board of directors believes that providing such persons with a direct stake in the Company will assure a closer alignment of their interests with those of the Company and our stockholders, thereby encouraging their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

On September 21, 2011, our board of directors adopted, subject to stockholder approval, The First Marblehead Corporation 2011 stock incentive plan, which we refer to as the 2011 plan. Our 2011 plan would allow for the issuance of (1) up to 7.0 million shares of our common stock, plus (2) the sum (up to 4,406,698) of (a) the number of shares of our common stock reserved for issuance under our 2003 stock incentive plan, as amended and restated, which we refer to as the 2003 plan, that remain available for grant under our 2003 plan as of the date of stockholder approval of our 2011 plan, and (b) the number of shares of our common stock subject to awards granted under our 2003 plan to the extent that such awards expire or are terminated, surrendered or cancelled without having been fully exercised or are forfeited in whole or in part (including as a result of shares of our common stock subject to such awards being repurchased by us at their original purchase price under a contractual repurchase right) or that otherwise result in any shares of our common stock subject to such awards not being issued (subject to limitations under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, in the case of incentive stock options). The number of shares issuable under our 2011 plan would be subject to adjustment in the event of stock splits and other similar events.

Our 2011 plan is intended to replace our 2003 plan. If our 2011 plan is approved by our stockholders, no further stock options or other equity awards will be granted under our 2003 plan; however, shares subject to awards that remain outstanding under our 2003 plan will remain available for issuance under those awards. As of September 28, 2011, awards with respect to 3,013,128 shares of our common stock were outstanding under our 2003 plan and an additional 1,393,570 shares remained available for future grant.

Description of Our 2011 Plan

The following summary of our 2011 plan is qualified in its entirety by reference to our 2011 plan, a copy of which is attached as Annex A to this proxy statement. References to our board of directors in the following summary should be understood to also refer to the compensation committee of our board of directors unless the context of such references indicates otherwise.

Types of Awards

Our 2011 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, restricted stock, restricted stock units, other stock-based awards and performance awards as described below.

Incentive Stock Options and Nonstatutory Stock Options.    Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may only be granted at an exercise price which is equal to or greater than the per-share fair market value of our common stock on the date of grant, or if our board of directors approves the grant of an option with an exercise price to be determined on a future date, such future date. Absent stockholder approval, we are not permitted to lower the exercise price of options granted under our 2011 plan or otherwise take any action under our 2011 plan that would constitute a repricing under the rules of the NYSE. Options may not be granted for a term in excess of ten years. Our 2011 plan permits the following forms of payment of the exercise price of options: (1) payment by cash, check or through a “cashless exercise” through a broker (or in certain cases through a “net exercise” of the option), (2) subject to certain conditions, surrender to us of shares of our common stock, (3) any other lawful means approved by our board of directors or (iv) any combination of these forms of payment.

Restricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares from the recipient (or require the forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award.

Restricted Stock Units.    Restricted stock units entitle the recipient to receive shares of our common stock or cash equal to the fair market value of shares of our common stock, to be delivered at the time such shares vest pursuant to the terms and conditions established by our board of directors.

Other Stock-Based Awards.    Under our 2011 plan, our board of directors has the right to grant other awards based upon our common stock having such terms and conditions as our board of directors may determine, including the grant of shares based upon certain conditions, the grant of awards that are valued in whole or in part by reference to, or otherwise based on, shares of our common stock and the grant of awards entitling recipients to receive shares of our common stock to be delivered in the future.

Performance Awards.    Our board of directors may determine, at the time of grant, that a restricted stock award, restricted stock unit or other stock-based award (other than an option) granted will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code (such awards are referred to as performance awards). The performance criteria for each such award will be based on one or more of the following measures, which may be determined on a segment basis pursuant to U.S. generally accepted accounting principles, which we refer to as GAAP, or on a non-GAAP basis: net income, operating income (loss), earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, gross profit, operating profit before or after discontinued operations and/or taxes, sales, revenue growth, sales growth, earnings growth, cash flow or cash position, net operating cash usage, loan volume, loan characteristics, gross margins, cost savings, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return, completion of capital markets transactions, completion of strategic acquisitions/disposition, receipt of regulatory approvals and cash position. These performance measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be adjusted to exclude any one or more of (1) extraordinary items, (2) gains or losses on the dispositions of discontinued operations, (3) the cumulative effects of changes in accounting principles, (4) the writedown of any asset, (5) fluctuation in foreign currency exchange rates and (6) charges for restructuring and rationalization programs. Such performance goals: (a) may vary by participant and may be different for different awards; (b) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by our board of directors; and (c) will be set by our board of directors within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code. Grants of performance awards to any “Covered Employee” as defined under Section 162(m)(3) of the Code may only be made by a committee or subcommittee of our board of directors comprised solely of two or more directors eligible to serve on a committee making awards qualifying as “performance-based compensation” under Section 162(m).

Transferability of Awards

Except as our board of directors may otherwise determine or provide in an award under certain limited circumstances specified in our 2011 plan, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant.

Eligibility to Receive Awards

Employees, officers and directors of, as well as consultants and advisors to, the Company and its subsidiaries and any other business ventures in which we have a controlling interest are eligible to be granted awards under our 2011 plan. Under present law, however, incentive stock options may only be granted to employees of us and our subsidiaries.

The maximum number of shares with respect to which awards may be granted to any participant under our 2011 plan may not exceed 3 million shares per fiscal year. Stockholder approval of our 2011 plan is intended to constitute approval under NYSE rules of any future award under our 2011 plan of up to 3 million shares per fiscal year, even if the number of shares issuable in respect of an award exceeds one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance.

Plan Benefits

As of September 28, 2011, approximately 348 persons were eligible to receive awards under our 2011 plan, including our nine executive officers and eight non-employee directors. The granting of awards under our 2011 plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

Since adoption of our 2003 plan through September 28, 2011, we granted the following options or restricted stock units under our 2003 plan to the individuals and groups listed below. In all cases, the securities underlying such options or restricted stock units are shares of our common stock. Restricted stock unit awards generally vest in annual installments over three to five years. In fiscal 2011, we did not grant any restricted stock unit awards to our NEOs, but we granted 10,000 stock units to each of our non-employee directors pursuant to our director compensation program. See “Information About Our Executive Officers—Compensation of Our Directors.” The table below reflects an aggregate of 107,870 performance-based restricted stock units granted in August 2007 that were subsequently cancelled when the performance targets were not achieved for fiscal 2008. The table below also reflects a stock option granted to Mr. Meyers in August 2005 that expired in December 2005. All share and per share information in this proxy statement give effect to a three-for-two stock split of our common stock that was effected in the form of a dividend in December 2006.

Name and Position	Weighted Average Exercise Price	Total Shares Subject to Options	Total Shares Subject to Restricted Stock Units(1)
Daniel Meyers(2)	$50.00	1,200,000	1,200,000
Chief Executive Officer, President and Chairman of the Board of Directors
Kenneth Klipper	—	—	274,562
Managing Director, Chief Financial Officer
William P. Baumer	—	—	213,046
Managing Director, Chief Risk Officer
Seth Gelber	—	—	563,789
Managing Director, Chief Administrative Officer
Barry Heneghan	—	—	561,389
Managing Director, Business Development and Product Strategy
All current directors who are not executive officers, as a group	—	—	200,000
All current executive officers, as a group	$50.00	1,200,000	3,862,386
All associates of any director, executive officer or director nominee	—	—	19,000
All employees who are not executive officers, as a group	—	—	3,884,693

(1)	Includes shares of common stock that have been forfeited by the applicable individual to satisfy income tax obligations with respect to the grant.

(2)

Excludes stock options granted to Mr. Meyers under our 2008 Meyers’ option plan. See “Information About Our Executive Officers—Executive Employment Agreements; Severance Agreements—Mr. Meyers” later in this proxy statement for a description of stock options granted under our 2008 Meyers’ option plan.

On September 28, 2011, the last reported sale price of our common stock on the NYSE was $1.02.

Administration

Our 2011 plan is administered by our board of directors, which has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to our 2011 plan and to interpret the provisions of our 2011 plan. Pursuant to the terms of our 2011 plan, our board of directors may delegate authority under our 2011 plan to one or more committees or subcommittees of our board of directors. Our board of directors expects to authorize its compensation committee to administer certain aspects of our 2011 plan, including the granting of equity awards to executive officers. In addition, to the extent permitted by applicable law, our board of directors may delegate to one or more of our executive officers the power to grant options and other awards that constitute rights under Delaware law to our employees and officers, subject to certain limitations specified in our 2011 plan, and provided that our board of directors fixes the terms of, and the maximum number of shares subject to, the awards that may be granted under such delegated authority.

Subject to any applicable limitations contained in our 2011 plan, our board of directors, our compensation committee, or any other committee to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines (1) the number of shares of our common stock covered by options and the dates upon which such options become exercisable, (2) the exercise price of options (subject to the limitations described above), (3) the duration of options (which may not exceed ten years) and (4) the number of shares of our common stock subject to any restricted stock award, restricted stock unit award or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

Our board of directors is required to make appropriate adjustments to our 2011 plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. Our 2011 plan also contains provisions addressing the consequences of any “Reorganization Event,” which is defined as (1) any merger or consolidation of the Company with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, (2) any transfer or disposition of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction or (3) any liquidation or dissolution of the Company. In connection with a Reorganization Event, our board of directors may take any one or more of the following actions as to all or any outstanding awards other than restricted stock (and subject to certain limitations with respect to restricted stock units) on such terms as it determines: (a) provide that such awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (b) upon written notice, provide that all unexercised awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised (to the extent then exercisable) within a specified period following the date of such notice, (c) provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event, (d) in the event of a Reorganization Event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the amount of which we refer to as the Acquisition Price), make or provide for a cash payment to an award holder equal to (i) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (ii) the excess, if any, of (A) the Acquisition Price over (B) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, (e) provide that, in connection with a liquidation or dissolution of the Company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (f) any combination of the foregoing. In connection with a Reorganization Event other than a liquidation or dissolution of the Company, our repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of our successor and will, unless our board of directors determines otherwise, apply to the cash, securities or other property that our common stock was converted into or exchanged for pursuant to such Reorganization Event. In connection with our liquidation or dissolution, all restrictions and conditions on outstanding restricted stock will automatically be deemed terminated or satisfied unless otherwise provided in the applicable award agreement or any other agreement between us and the holder of such restricted stock.

Our board of directors may at any time provide that any award, subject to certain limitations in the case of a performance award, will become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

Fungible Share Pool; Share Counting

Our 2011 plan has a fungible share pool: any award that is not a Full-Value Award, under the meaning described below, is counted against the share limits specified in our 2011 plan as one share for each share of our common stock subject to such award, and any award that is a Full-Value Award is counted against the share limits as two shares for each one share of common stock subject to such Full-Value Award. “Full-Value Award” means any restricted stock award, restricted stock unit award or other stock-based award with a per share price or per unit purchase price lower than 100% of fair market value of our common stock on the date of grant.

For purposes of counting the number of shares available for the grant of awards under our 2011 plan:

•

If any award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, or results in any common stock subject to such award not being issued, the unused shares of our common stock covered by such award will again be available for grant under our 2011 plan, provided, however, that in the case of incentive stock options, the foregoing will be subject to any limitations under the Code;

•

Shares of common stock delivered (either by actual delivery, attestation, or net exercise) to us by a participant to (1) purchase shares of common stock upon the exercise of an award or (2) satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards; and

•	Shares of common stock repurchased by us on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards.

Substitute Awards

In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, our board of directors may grant awards in substitution for any options or other stock or stock- based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as our board of directors deems appropriate in the circumstances, notwithstanding any limitations on awards contained in our 2011 plan. Substitute awards will not count against our 2011 plan’s overall share limit, except as may be required by Section 422 and related provisions of the Code.

Subplans

Our board of directors may establish subplans under our 2011 plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions.

Amendment or Termination

No award may be made under our 2011 plan after the expiration of ten years from the date that our 2011 plan is approved by our stockholders, but awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate our 2011 plan, provided that no amendment requiring stockholder approval under certain legal, regulatory or listing requirements specified in our 2011 plan will become effective until such stockholder approval is obtained. No award will be made that is conditioned upon stockholder approval of any amendment to our 2011 plan unless the award provides that (1) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of shares of our common stock) prior to such stockholder approval.

If our stockholders do not approve the adoption of our 2011 plan, our 2011 plan will not go into effect, and we will not grant any awards under our 2011 plan. In such event, our board of directors will consider whether to adopt alternative arrangements based on its assessment of our needs.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under our 2011 plan. This summary is based on the federal income tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

For federal income tax purposes, a participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our 50% or more-owned corporate subsidiaries at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “—Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options

A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make a Section 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units

A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The income tax consequences associated with any other stock-based award granted under our 2011 plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to the Company

There will be no income tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Our board of directors unanimously recommends a vote FOR the approval of our 2011 stock incentive plan.

Proposal Four: Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we are providing our stockholders the opportunity to approve the compensation of our NEOs as disclosed in this proxy statement by voting for or against this proposal four. Although stockholder approval of our compensation plans for our NEOs is advisory in nature and not binding on the Company, our board of directors intends to carefully consider the stockholder vote resulting from this proposal four.

Our executive compensation plans are designed to attract and retain qualified executive officers with industry experience who can contribute to our corporate strategy and who are motivated to perform for the benefit of our stockholders and our clients. These executive officers are crucial to our success, and we believe our compensation practices should encourage and motivate these individuals to achieve superior performance on both a short-term and long-term basis. For a full description of our executive compensation, we encourage stockholders to read closely the “Information About Our Executive Officers” section of this proxy statement beginning on page 32, including “—Compensation Discussion and Analysis,” which describes in detail our executive compensation policies and programs and the decisions made by our compensation committee and our board of directors with respect to fiscal 2011. Highlights of our executive compensation program include the following:

•

In light of our need to preserve capital, we have generally sought since fiscal 2009 to reduce the aggregate level of cash compensation paid to our executives. At the same time, we have sought to invest in executives who we believe are capable of managing a larger, more complex organization. In some cases, we believe that this strategy may require higher pay in the short term to achieve future growth.

•

Although our compensation committee believes that the Company continued to make progress during fiscal 2011, our compensation committee concluded that it would be premature to reward such progress in the form of cash bonuses in light of the Company’s overall results and financial condition. Accordingly, we did not award any cash bonuses to any of our executive officers for our fiscal 2011 performance. No executive officer has received a cash bonus in the last three fiscal years, other than Mr. Meyers, who received a performance bonus in fiscal 2010, and our chief accounting officer, who received a relocation bonus in connection with joining the Company.

•

Our compensation committee approved grants on September 1, 2011 of an aggregate of 999,998 restricted stock units to certain employees of the Company, including all of our NEOs other than Mr. Meyers. These grants, which had an aggregate grant date fair value of approximately $1.4 million, were based, in part, on our fiscal 2011 performance.

•

A substantial portion of the total compensation of Mr. Meyers reported in the Summary Compensation Table on page 42 of this proxy statement is in the form of stock options granted under our 2008 Meyers’ option plan. We view these shares as performance-based shares because stock options, by their nature, will not provide any return to Mr. Meyers unless there is significant appreciation in our stock price. Since the grant date of these stock option awards, our stock price has consistently been below the option exercise price, and currently Mr. Meyers would not be able to realize any immediate value upon the exercise of these awards.

As we describe in “Information About Our Executive Officers—Compensation Discussion and Analysis” later in this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board of directors believes this link between compensation and the achievement of our near- and long-term business goals will help drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our corporate governance policies, as set forth in this proxy statement, are reviewed annually and are designed to ensure that compensation decisions are made on a basis independent from the recipients of compensation, are based on information from knowledgeable and experienced sources and support our effort to align our executive compensation with Company performance and the interests of our stockholders, as follows:

•	Our compensation committee is comprised solely of independent directors.

•	Our compensation committee has engaged an independent compensation consultant that provides no other services to the Company and has no prior relationship with any of our executive officers.

•	Our compensation committee reviews our compensation policies and programs on an annual basis to evaluate whether they drive behaviors that are within the risk parameters of the Company.

•	Each of our NEOs is employed at will and is expected to demonstrate exceptional performance in order to continue serving as an executive officer of the Company.

•	We have a comprehensive insider trading policy that is applicable to all Company employees.

Our board of directors is asking our stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in proposal five overrules any decision by the Company or our board of directors (or any committee thereof), creates or implies any change to the fiduciary duties of the Company or our board of directors (or any committee thereof), or creates or implies any additional fiduciary duties for the Company or our board of directors (or any committee thereof). However, our compensation committee and our board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Our board of directors unanimously recommends a vote FOR this proposal.

Proposal Five: Approval, on an Advisory Basis, of the Frequency of Holding Future Advisory Votes on Named Executive Officer Compensation

In proposal four, we are providing our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our NEOs. In this proposal five, in accordance with Section 14A of the Exchange Act, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes similar to proposal four. Stockholders may vote for a frequency of every one, two, or three years, or may abstain. Although stockholder approval of the frequency of an advisory vote on named executive officer compensation is not binding, the Company believes that stockholders should be given the opportunity to express their views. Our board of directors intends to carefully consider the stockholder vote resulting from this proposal five.

After careful consideration, our board of directors believes that a named executive officer compensation advisory vote should be held annually, and, therefore, our board of directors recommends that you vote for a frequency of every ONE YEAR for future named executive officer compensation advisory votes.

Our board of directors believes that an annual named executive officer compensation advisory vote will facilitate more direct and regular stockholder input about executive compensation. An annual named executive officer compensation advisory vote is consistent with our policy of reviewing our compensation policies and programs annually, as well as seeking frequent input from, and being accountable to, our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for the Company at this time.

The frequency choice that receives the highest number of votes cast will be considered to be the preferred frequency of our stockholders with which we are to hold future non-binding stockholder advisory “say-on-pay” votes on executive compensation.

Our board of directors will take into consideration the outcome of this vote in making a determination about the frequency of future named executive officer compensation advisory votes. However, because this vote is advisory and non-binding, our board of directors may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve named executive officer compensation more or less frequently.

Our board of directors unanimously recommends stockholders vote for an advisory vote on named executive officer compensation every ONE YEAR.

INFORMATION ABOUT CORPORATE GOVERNANCE

Corporate Governance

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In assessing and implementing our corporate governance practices, we have been mindful of the provisions of the Sarbanes-Oxley Act of 2002, SEC rules and listing standards of the NYSE. We have also considered the policies and procedures identified as best practices by various authorities in corporate governance, as well as the practices of other public companies.

We describe below our corporate governance structure and the key corporate governance practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters, code of conduct and statement of business ethics for directors are available on our website at www.firstmarblehead.com. Alternatively, you may request a copy of any of these documents by writing to Investor Relations, The First Marblehead Corporation, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199 or emailing Investor Relations at Info@fmd.com.

Board of Directors

Our board of directors is responsible for establishing our broad corporate policies and overseeing the management of the Company. Our chief executive officer and our other executive officers are responsible for managing our day-to-day operations. Our board of directors evaluates our corporate performance and approves, among other things, our corporate strategies and objectives, operating plans, major commitments of corporate resources and significant policies. Our board of directors also evaluates and elects our executive officers.

Our board of directors met seven times during fiscal 2011, including regular, special and telephonic meetings. During fiscal 2011, each director attended at least 75% of the aggregate of: (1) the total number of board of directors meetings held during fiscal 2011 and (2) the total number of meetings held by all board of directors’ committees on which he or she served during the period of fiscal 2011 that he or she served as a member of such committees.

Our board of directors has appointed William R. Berkley as our lead director, to preside at all executive sessions of “non-management” directors, as defined under the rules of the NYSE. In general, the agenda for every regularly scheduled board of directors meeting provides for a meeting of non-management directors in executive session.

Board Leadership Structure

Daniel Meyers, our chief executive officer, is also chairman of our board of directors. Our board of directors, upon the recommendation of our nominating and corporate governance committee, determined that having the same individual hold both positions is in the best interests of the Company and our stockholders and consistent with good corporate governance for the following reasons:

•

Our chief executive officer is the director most familiar with our business, strategy and industry, and is thus best positioned to focus our board of directors on the key issues facing the Company and executing strategic priorities.

•	A single chairman and chief executive officer provides strong and consistent leadership for First Marblehead, without risking overlap or conflict of roles.

•	Oversight of the Company is the responsibility of our board of directors as a whole, and this responsibility can be properly discharged without an independent chairman.

•

The combined role of chairman and chief executive officer, together with an independent lead director having the duties described below, fosters clear accountability and effective decision–making while providing the appropriate balance between strategy development and independent oversight of management.

•	Our lead director can provide similar benefits to those associated with an independent chairman.

Our board of directors, upon the recommendation of our nominating and corporate governance committee, has appointed William R. Berkley as lead director. Mr. Berkley is an independent director within the meaning of NYSE rules. His duties as lead director include the following:

•	Chairing meetings of the non-management directors in executive session.

•	Consulting with our chairman and chief executive officer on matters relating to corporate strategy, governance and our board of directors’ performance.

•	Facilitating communications between other members of our board of directors and our chairman and chief executive officer.

•	Working with our chairman and chief executive officer in the preparation of agendas for board of directors’ meetings and in determining the need for special meetings of our board of directors.

•	Reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board of directors.

•	Meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee.

Board Independence

Under the rules of the NYSE, a director will only qualify as “independent” if our board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our board of directors has established guidelines to assist it in determining whether a director has a material relationship with us. Under these guidelines, a director is not considered to have a material relationship with us if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual, even if he or she:

•

Is an executive officer of another company which is indebted to First Marblehead, or to which First Marblehead is indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company at which he or she serves as an executive officer; or

•

Serves as an officer, director or trustee of a charitable organization to which First Marblehead makes contributions, unless our discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization’s total annual charitable receipts. First Marblehead’s matching of employee charitable contributions would not be included in the amount of First Marblehead’s contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Applying the standards described above, our board of directors has affirmatively determined that the following directors are independent: Nancy Y. Bekavac, William R. Berkley, Dort A. Cameron III, Henry Cornell, George G. Daly, Peter S. Drotch, Thomas P. Eddy and William D. Hansen. Therefore, a majority of our board of directors is comprised of independent directors. In making the determination that these directors were independent:

•

In the case of Mr. Berkley, our other independent directors considered the relationship described under “Information About Our Executive Officers—Certain Relationships and Related Transactions—Related Person Transactions” later in this proxy statement; and

•

In the case of Mr. Cameron, our other independent directors considered the relationship between family members of Mr. Cameron and the investment advisor to a money market mutual fund in which the Company previously deposited funds. The advisor’s total fees for fiscal 2011 allocable to the Company’s average historical assets under management in the money market fund were approximately $20,000. The Company no longer has any assets in the money market fund.

After reviewing these transactions, our other independent directors concluded that the amounts involved or the indirect nature of the relationship did not preclude an independence determination.

All of the members of our board of directors’ three standing committees (as described below) are independent as defined under the rules of the NYSE. Members of our audit committee must also satisfy a separate SEC independence requirement, contained in Rule 10A-3 under the Exchange Act which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fees from us other than their directors’ compensation. Each member of our audit committee is independent within the meaning of Rule 10A-3 under the Exchange Act.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

The current members of the committees are as follows:

Audit	Compensation	Nominating and Corporate Governance
Peter S. Drotch (Chair)	Dort A. Cameron III (Chair)	William R. Berkley (Chair)
George G. Daly	Nancy Y. Bekavac	Dort A. Cameron III
Thomas P. Eddy	William R. Berkley	George G. Daly
George G. Daly
William D. Hansen

Mr. Hansen served as a member of our audit committee until August 2010.

Each committee operates under a charter that has been approved by our board of directors. A current copy of each committee’s charter is posted on the “For Investors—Governance” section of our website, www.firstmarblehead.com.

Audit Committee

Our audit committee’s responsibilities include:

•	Appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	Overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•

Reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures, as well as financial reporting issues and judgments made in connection with the preparation of the financial statements;

•	Monitoring our internal controls over financial reporting, disclosure controls and procedures and code of conduct;

•

Overseeing our internal audit function and reviewing, at least annually, the proposed internal audit plan, staffing, audit procedures and the coordination of the plan with the independent registered public accounting firm;

•	Discussing our policies with respect to financial risk assessment and financial risk management;

•

Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

•	Meeting independently with our independent registered public accounting firm and management; and

•	Preparing the audit committee report required by SEC rules (which is included on page 31 of this proxy statement).

Our board of directors has determined that Peter S. Drotch qualifies as an “audit committee financial expert” as defined by applicable SEC rules. In deciding whether members of our audit committee qualify as financial experts within the meaning of the SEC regulations and the NYSE listing standards, our board of directors considered the nature and scope of experiences and responsibilities members of our audit committee have previously had with reporting companies. Mr. Drotch, like all of the other members of our audit committee, is an independent director.

Our audit committee met seven times during fiscal 2011.

Compensation Committee

Our compensation committee’s responsibilities include:

•	Annually reviewing and approving corporate achievements relevant to the compensation of our chief executive officer;

•	Determining the compensation of our chief executive officer;

•	Reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our executive officers other than our chief executive officer;

•	Overseeing and administering our cash and equity incentive plans;

•	Reviewing and making recommendations to our board of directors with respect to director compensation;

•	Reviewing and discussing annually with management our “Compensation Discussion and Analysis” (which is included beginning on page 32 of this proxy statement); and

•	Preparing the compensation committee report required by SEC rules (which is included on page 41 of this proxy statement).

Pursuant to our compensation committee charter, our compensation committee may form and delegate authority to one or more subcommittees as it deems appropriate and has established a Section 162(m) subcommittee. The members of our Section 162(m) subcommittee are Nancy Y. Bekavac, George G. Daly and William D. Hansen. Our Section 162(m) subcommittee is composed entirely of “outside directors” within the meaning of Section 162(m) of the Code, and was established to satisfy the rules under Section 162(m) of the Code so that incentive compensation remains tax deductible to us, where feasible. Our Section 162(m) subcommittee administers the Company’s executive incentive compensation plan, as applicable.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “—Executive and Director Compensation Processes.”

During fiscal 2011, our compensation committee met three times and our Section 162(m) subcommittee met one time.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee’s responsibilities include:

•	Identifying individuals qualified to become directors;

•	Recommending to our board of directors the persons to be nominated for election as directors and to each of our board of directors’ standing committees;

•	Overseeing an annual review with respect to management succession planning;

•	Developing and recommending to our board of directors corporate governance guidelines; and

•	Overseeing an annual self-evaluation of our board of directors and its committees.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “—Director Candidates.”

Our nominating and corporate governance committee met one time during fiscal 2011.

Executive and Director Compensation Processes

On an annual basis, our compensation committee establishes a base salary for each of our executives and, when appropriate, awards cash bonuses and equity awards to executives to reward good performance, to assist with retention and to incentivize continued improvement in performance. Although our compensation committee generally seeks to set base salaries for a fiscal year at the beginning of that year, the committee may conduct assessments of our compensatory arrangements at other times during the year to address changes in the market for executive services or special circumstances affecting the Company. For further information, see “Information About Our Executive Officers—Compensation Discussion and Analysis” later in this proxy statement.

Our compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. Our compensation committee engaged an independent compensation consulting firm, Pearl Meyer & Partners, which we refer to as PM&P, to assist in a review of our compensation philosophy, objectives and programs for fiscal 2011 and fiscal 2012.

We have an executive incentive compensation plan pursuant to which we have in the past granted incentive awards to our executives that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code. Our compensation committee has discretion, however, to make incentive awards to executive officers outside of our executive incentive compensation plan. In fiscal 2011, our compensation committee determined that it would not grant incentive awards under our executive incentive compensation plan for performance in fiscal 2011 and did not exercise its discretionary authority to award any discretionary cash bonuses outside of our executive incentive compensation plan. For further discussion, see “Information About Our Executive Officers—Compensation Discussion and Analysis—Annual Incentive Awards Program” later in this proxy statement.

During the first quarter following each completed fiscal year, our chief executive officer makes recommendations to our compensation committee with respect to annual salary, discretionary bonuses outside of our executive incentive compensation plan and long-term incentives in the form of equity-based awards for each executive officer other than our chief executive officer, which are then reviewed and approved by our compensation committee or our Section 162(m) subcommittee, as appropriate. In the case of our chief executive officer, a review of salary, bonus compensation outside of our executive incentive compensation plan and long-term incentives in the form of equity-based awards are conducted by our compensation committee or our Section 162(m) subcommittee, as appropriate, which determines compensation changes and awards, if any, for our chief executive officer. As part of our compensation committee’s review of our compensation program for fiscal 2012, our compensation committee will reassess Mr. Meyers’ compensatory arrangements during the second quarter of fiscal 2012. For further discussion of compensation decisions in fiscal 2011, see “Information About Our Executive Officers—Compensation Discussion and Analysis” later in this proxy statement.

Our compensation committee has delegated to an award committee consisting solely of Mr. Meyers, our chairman and chief executive officer, the authority to grant up to 200,000 restricted stock units under our 2003 plan to employees of our subsidiary Tuition Management Systems LLC, which we refer to as TMS. No executive officer may be granted restricted stock units pursuant to this delegated authority, and any such restricted stock units must vest ratably over four years. Mr. Meyers exercised such authority in fiscal 2011 once, granting 50,000 restricted stock units.

Our compensation committee has implemented a director compensation policy, pursuant to which non-employee directors are granted fully-vested stock units on September 20 of each year, if on such date the non-employee director had served on our board of directors for at least 180 days. Non-employee directors also receive director fees and reimbursement of expenses incurred to attend meetings. Our compensation committee reviews this policy periodically and recommends changes as necessary. For further discussion, see “Information About Our Executive Officers—Compensation of Our Directors” later in this proxy statement.

Board of Directors’ Role in Risk Oversight

Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. Our board of directors and its committees oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board of directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls; our compensation committee oversees risk management activities relating to our compensation policies, programs and practices; and our nominating and corporate governance committee oversees risk management activities relating to board of directors composition and management succession planning. Each committee reports to our full board of directors on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.

Compensation Policies and Practices Relating to Risk Management

Our compensation committee has discussed the concept of risk as it relates to our compensation policies and programs, and the committee does not believe that our compensation policies and programs encourage excessive or inappropriate risk-taking by our executive officers. Specifically, our compensation committee believes that our compensation plans and processes avoid:

•	A compensation mix overly weighted toward annual incentives;

•	An excessive focus on equity awards that would cause behavior to drive short-term stock price gains in lieu of long-term value creation; and

•	Unreasonable financial goals or thresholds that would encourage efforts to generate near-term revenue with an adverse impact on long-term success.

Our compensation committee believes that the following factors mitigate the potential for excessive or inappropriate risk-taking:

•

We structure compensation to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives are not pressured to focus exclusively on stock price performance to the detriment of other important business objectives. The variable (cash bonus and equity) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, cash bonuses have typically been based on achievement in any fiscal year of a pre-specified target for income from operations for that year. For long-term performance, our equity awards typically vest over time. For more information, see “Information About Our Executive Officers—Compensation Discussion and Analysis” later in this proxy statement.

•	We have adopted a “claw-back” policy that provides for the recoupment of cash and equity incentive compensation previously paid in the event of a material restatement of our financial results.

•

Variable portions of compensation are based on a review of a variety of indicators, including both financial performance and strategic achievements, reducing the potential to concentrate on one indicator as the basis of an annual incentive award.

•	Equity awards typically vest over four years. As a result of the longer time horizon to receive the value of an equity award, the prospect of short-term or risky behavior is mitigated.

In fiscal 2011, our compensation committee determined that it would not grant incentive awards under our executive incentive compensation plan for performance in fiscal 2011 and did not exercise its discretionary authority to award any discretionary cash bonuses outside of our executive incentive compensation plan.

Director Candidates

In identifying and evaluating director candidates, our nominating and corporate governance committee makes requests to our directors and others for recommendations, meets from time to time to evaluate biographical information and background material relating to potential candidates and interviews selected candidates. Our nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.

In considering whether to recommend any particular candidate for inclusion in our board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence and ability to exercise sound judgments in matters that relate to our current and long-term objectives. With respect to the nomination of continuing directors for re-election, our nominating and corporate governance committee also considers the individual’s past contributions to our board of directors. Our nominating and corporate governance committee believes that nominees should be willing to contribute positively to our decision-making processes and typically should be able to serve for at least five years before reaching the age of 72. Our nominating and corporate governance committee does not assign specific weight to particular criteria and no particular criterion is a prerequisite for each prospective nominee.

Our corporate governance guidelines state that the value of diversity should be considered by our nominating and corporate governance committee in the director identification and nomination process. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of business and professional experience, skills, knowledge, diversity of viewpoint and abilities that will allow our board of directors to fulfill its responsibilities. Under our corporate governance guidelines, we do not discriminate on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

Our nominating and corporate governance committee does not have a policy with regard to the consideration of director candidates recommended by security holders. Our board of directors believes that it is appropriate for us not to have such a policy in light of our stockholders’ right under our by-laws to nominate director candidates directly, without any action or recommendation on the part of our nominating and corporate governance committee or our board of directors. Stockholders nominating director candidates must follow the procedures set forth under “Information About the Annual Meeting—How and when may you submit a proposal for the 2012 annual meeting?” earlier in this proxy statement.

In December 2007, we entered into an Investment Agreement with the Purchasers. Under the terms of the Investment Agreement, as amended, and a related assignment agreement, GS Parallel has the right to nominate a representative to our board of directors for so long as the Purchasers collectively own at least 100 shares of our common stock and other securities, certificates or instruments issued by us, any of our subsidiaries or any securitization trust sponsored, structured or administered by us or any of our subsidiaries that have an aggregate face value or purchase price of at least $25 million. GS Parallel’s nominee must be reasonably acceptable to our nominating and corporate governance committee. GS Parallel has nominated Mr. Cornell to serve as a member of our board of directors.

Communicating with the Non-Management Directors

Our board of directors will give appropriate attention to written communications that are submitted by our stockholders and other interested parties, and will respond if and as appropriate. Our lead director, with the assistance of our general counsel, is primarily responsible for monitoring communications from our stockholders and other interested parties and for providing copies or summaries to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our lead director considers to be important for our directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which First Marblehead tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to: Lead Director, c/o General Counsel, The First Marblehead Corporation, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities. These guidelines, which provide a framework for the conduct of our board of directors’ business, provide that:

•	The principal responsibility of the directors is to oversee the management of the Company and, in doing so, serve the best interests of the Company and our stockholders;

•	A majority of the members of our board of directors will be independent directors, except as may otherwise be permitted by NYSE rules;

•	Non-management directors will meet regularly in executive session;

•

Directors have full and free access to our officers and employees and, as necessary and appropriate, the power to hire and consult with independent advisors without the advance approval of management; and

•	At least annually, our board of directors and its committees conduct a self-evaluation to determine whether they are functioning effectively.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that all directors are responsible for attending the annual meeting of stockholders. Seven of our ten directors then serving attended our 2010 annual meeting of stockholders.

Securities Authorized for Issuance Under Equity Compensation Plans

We currently issue equity awards to our employees, consultants and non-employee directors under our 2003 plan.

In addition to grants under our 2003 plan, we have in the past issued equity awards under several other plans:

•	In August 2008, we granted Mr. Meyers stock options to purchase up to 6,000,000 shares of our common stock under our 2008 Meyers’ option plan. We do not intend to grant stock options under our 2008

Meyers’ option plan in the future. See “Information About Our Executive Officers—Executive Employment Agreements; Severance Agreements—Mr. Meyers” later in this proxy statement for a description of stock option grants under our 2008 Meyers’ option plan.

•

We previously issued stock options to our non-employee directors under our 2002 director stock plan, which is described in the section entitled “Information About Our Executive Officers—Compensation of Our Directors—2002 Director Stock Plan” later in this proxy statement. We do not intend to grant stock options under our 2002 director stock plan in the future.

•

We previously issued stock options to our officers, employees and consultants under our 1996 stock option plan, as amended. Our 1996 stock option plan expired in 2006, and only one option to purchase 600 shares of our common stock is outstanding under our 1996 stock option plan.

•

We have a 2003 employee stock purchase plan pursuant to which we have in the past issued and sold shares to our participating employees. In April 2008, our board of directors suspended our 2003 employee stock purchase plan indefinitely and terminated the six-month offering period that began on January 1, 2008.

In accordance with SEC rules, the following table provides information, as of June 30, 2011, about the securities authorized for issuance under our 2003 plan, 2002 director stock plan, 1996 stock option plan and 2003 employee stock purchase plan, each of which was approved by stockholders, and our 2008 Meyers’ option plan, which was not approved by stockholders.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	2,575,942	(1)	17.18	(2)	2,726,772	(3)(4)
Equity compensation plans not approved by security holders	6,000,000		11.33		—

Total	8,575,942		11.43		2,726,772

(1)

Consists of 2,473,342 shares to be issued upon future vesting of restricted stock units under our 2003 plan, 102,000 shares to be issued upon exercise of vested options under our 2002 director stock option plan and 600 shares to be issued upon exercise of a vested option under our 1996 stock option plan.

(2)

Amount is based on the weighted average exercise price of the 102,600 stock options outstanding on June 30, 2011. Restricted stock units, which have no exercise price, are excluded from this calculation.

(3)

Consists of 2,129,218 shares available for future issuance under our 2003 plan, 192,000 shares available for future issuance under our 2002 director stock plan and 405,554 shares available for future issuance under our 2003 employee stock purchase plan.

(4)

In addition to being available for future issuance upon exercise of stock options that may be granted after June 30, 2011, 2,129,218 shares under our 2003 plan may instead be issued in the form of restricted stock, restricted stock units, director stock units or other stock-based awards.

As of June 30, 2011, there were 6,102,600 shares subject to issuance upon exercise of outstanding stock options under all of our equity compensation plans, at a weighted-average exercise price of $11.43 per share and a weighted-average remaining life of seven years. As of June 30, 2011, a total of 2,473,342 shares subject to outstanding restricted stock unit awards remained subject to forfeiture.

Report of the Audit Committee of the Board of Directors

Management is responsible for the preparation of First Marblehead’s consolidated financial statements and for establishing and maintaining an adequate system of internal control over financial reporting for that purpose. KPMG LLP, as First Marblehead’s independent registered public accounting firm, is responsible for performing independent audits, in accordance with standards established by the Public Company Accounting Oversight Board, which we refer to as the PCAOB, of First Marblehead’s consolidated financial statements and the effectiveness of First Marblehead’s internal control over financial reporting, and issuing reports thereon. Our audit committee’s responsibility is to monitor and provide independent, objective oversight of those processes.

Our audit committee met and held discussions with management and the independent registered public accountants to review and discuss all financial statements for fiscal 2011 prior to their issuance and to discuss significant accounting issues. Our audit committee also received from, and discussed with, KPMG LLP various communications that KPMG LLP is required to provide to our audit committee, including the matters required to be discussed by the Statement on Auditing Standards, or SAS, No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. SAS No. 61 requires KPMG LLP to discuss with our audit committee, among other things, the following:

•	The process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of KPMG LLP regarding the reasonableness of those estimates;

•

Methods used to account for significant unusual transactions and the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	First Marblehead’s critical accounting policies and practices applied in its financial statements, and the assessment of KPMG LLP of management’s disclosures regarding such policies and practices;

•

Alternative treatments within generally accepted accounting principles for accounting policies and practices, and the judgments of KPMG LLP about the quality of First Marblehead’s accounting policies as applied in its financial reporting; and

•	Disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the consolidated financial statements.

KPMG LLP provided our audit committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with our audit committee concerning independence, which require auditors annually to:

•	Disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence;

•	Confirm their perceived independence; and

•	Engage in a discussion of independence.

Our audit committee discussed with KPMG LLP its independence with respect to First Marblehead, including a review of audit and non-audit fees and services, and concluded that KPMG LLP is independent.

Based on its review of the audited consolidated financial statements, discussions with management and KPMG LLP, and its review of the representations and information provided by management and KPMG LLP, our audit committee recommended to the board of directors that the audited consolidated financial statements be included in The First Marblehead Corporation’s annual report on Form 10-K for fiscal 2011.

By the Audit Committee of the Board of Directors

Peter S. Drotch, Chair

George G. Daly

Thomas P. Eddy

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The compensation committee of our board of directors or our Section 162(m) subcommittee, as appropriate, oversees our executive compensation program. In this role, our compensation committee or our Section 162(m) subcommittee, as appropriate, reviews and approves the compensation of our executive officers, including our chief executive officer, our chief financial officer and our other named executive officers listed in this proxy statement, which we refer to collectively as NEOs. In addition, our compensation committee or our Section 162(m) subcommittee, as appropriate, administers our 2003 plan, our 2008 Meyers’ option plan and our executive incentive compensation plan, reviews business achievements relevant to compensation levels, makes recommendations to our board of directors with respect to compensation policies and practices, and seeks to ensure that total compensation paid to our executive officers is fair and aligned with stockholder interests.

Executive Summary

Our success is highly dependent on hiring, developing and retaining qualified personnel who are motivated to perform for the benefit of our stockholders and our clients. We believe that an effective executive compensation program must be designed to reward the achievement of annual, strategic and long-term goals. We also believe that the ultimate objective of the program should be enhancement of stockholder value over the long term. Accordingly, our executive compensation program consists of three main components: base salary, annual incentive award opportunity and equity grants in the form of restricted stock units.

Since the beginning of fiscal 2009, the Company has implemented changes to its business in order to address dislocations in the capital markets and the education lending industry, including major changes in senior management, redesign of its service offerings and significant reductions in its operating expenses. Consistent with a “turn-around” situation, we have generally sought to reduce the aggregate level of cash compensation paid to our executives in order to preserve liquidity. At the same time, we have sought to invest in executives who we believe possess a combination of skills and experience that are critical to our long-term success and who would be capable of managing a larger, more complex organization. In light of the Company’s unique business model and “turn-around” situation, there are few competitive frames of reference for our compensation committee’s decisions.

Although we believe that the Company continued to make progress in improving its business prospects during fiscal 2011, including the launch of Monogram®-based loan programs for three lenders, our compensation committee did not award any cash bonuses to any of our executive officers for our fiscal 2011 performance. With the exception of Mr. Meyers and our chief accounting officer, who received a relocation bonus in connection with joining the Company, no executive officer has received a cash bonus in the last three fiscal years. Our compensation committee approved, however, grants on September 1, 2011 of an aggregate of 999,998 restricted stock units to certain employees of the Company, including all of our NEOs other than Mr. Meyers. These grants, which had an aggregate grant date fair value of approximately $1.4 million, were based, in part, on our fiscal 2011 performance.

Our compensation committee sets base salary for a fiscal year at the beginning of that year. Our compensation committee did not make any changes in the annual base salaries of our NEOs for fiscal 2011. In August 2011, our compensation committee approved a 3% increase in annual base salary for fiscal 2012 for all of our employees, including our NEOs. During the second quarter of fiscal 2012, our compensation committee expects to reassess Mr. Meyers’ compensatory arrangements in light of our operating results since July 1, 2011 and will consider making cash and equity awards to Mr. Meyers after reviewing his overall performance.

We believe that the decisions of our compensation committee in fiscal 2011, and in the first quarter of fiscal 2012, were consistent with the objectives discussed below, and our overall compensation philosophy.

Objectives of Our Executive Compensation Program

The primary objective of our executive compensation program is to support future growth and long-term value creation for our stockholders by:

•	Encouraging proactive contributions by individuals and accountability for the sustained financial success of the Company;

•	Rewarding executives for the achievement of business objectives without incentivizing excessive or inappropriate risk-taking;

•	Attracting and retaining high caliber, experienced talent;

•	Being viewed as fair by our stockholders based on the results delivered by our management team; and

•	Providing executives with an equity interest in First Marblehead so as to link a portion of our executives’ compensation with the performance of our common stock.

To achieve these objectives, our compensation committee annually reviews our executives’ compensation levels and the mix of the various components of compensation. Our compensation committee reviews the current total compensation as well as pay decisions it has made in the past. Future compensation actions are made within the context of this analysis.

Compensation Process

In July 2011, our compensation committee engaged PM&P, an experienced, independent compensation consulting firm, to assist it in a review of our executive compensation policies, programs, practices and objectives. PM&P was retained by our compensation committee for a similar engagement in August 2010.

In engaging PM&P, our compensation committee sought to ensure that our compensation policies and programs are generally consistent with those typically seen in the marketplace. Our compensation committee has sole discretion to engage or terminate PM&P or other advisors. PM&P provides no other services to First Marblehead and has no prior relationship with any of our executive officers.

In connection with PM&P’s review of our compensation policies, practices and programs in fiscal 2011, PM&P provided us with variety of competitive analyses. Among other things, PM&P analyzed our executives’ base salaries, short-term incentive compensation and long-term incentive compensation. PM&P considered individual elements of executives’ compensation, executives’ actual and potential compensation, the overall mix of fixed versus performance-based compensation and the correlation of pay to performance. PM&P also analyzed our equity grant practices and equity incentive plans, and provided advice regarding “poor pay practices” identified by various institutional stockholders and their advisors.

The PM&P analyses started with the following market reference points:

•	SLM Corporation and Nelnet, Inc., two larger education loan finance and servicing organizations;

•

The following consumer finance, services or banking companies that were selected on the basis of industry and size: Boston Private Financial Holdings, Inc., Meta Financial Group, Inc., NewStar Financial, Inc. and Higher One Holdings, Inc.; and

•

The following consumer finance, services or banking companies that were selected as comparable by advisors to institutional stockholders: Advance American Cash Advance Centers, Inc., Cardtronics, Inc., CompuCredit Holdings Corporation, EZCORP Inc., GAMCO Investors Inc., MCG Capital Corporation, PICO Holdings, Inc., Portfolio Recovery Associates, Inc. and World Acceptance Corporation.

Because a market reference analysis is limited to those positions for which compensation information is disclosed publicly, these studies typically include only the five most highly compensated officers at each company. Therefore, PM&P also relied on published executive compensation surveys to supplement information for these positions, as well as to provide the basis for analysis for other company executives. Surveys used for the fiscal 2011 study included the 2010 U.S. Mercer Benchmark Database and the 2010/2011 Towers Watson Survey Report on Top Management Compensation.

Our compensation committee reviewed our executives’ total compensation compared to the market reference for each executive. Specific pay positioning varies by executive based on individual roles, performance, experience and leadership ability. Because we have not provided cash performance bonuses in the last three fiscal years, other than to Mr. Meyers, and because equity grants have been sporadic, the overall mix of compensation has generally tended to be more heavily weighted to base salary compared to market references. Our compensation committee believes this relative mix is appropriate in light of the Company’s current circumstances, particularly in light of the need to retain key employees.

In determining compensation opportunities for our NEOs, our compensation committee considers competitive analyses, compensation survey data and the assessment of the executive’s performance by Mr. Meyers (or in the case of Mr. Meyers, an assessment by the compensation committee).

Components of Our Executive Compensation Program

The elements of our executive compensation program are:

•	Base salary;

•	Annual incentive award opportunity;

•	Long-term incentive grants;

•	Insurance, retirement and other employee benefits; and

•	Severance and change in control benefits.

In considering the elements of compensation as a whole, our compensation committee reviewed our business developments in fiscal 2011, as well as PM&P’s analyses and compensation survey data. As further discussed below, our compensation committee generally considered the following business developments in making its decisions regarding incentive compensation for fiscal 2011 and our executives’ annual base salaries for fiscal 2012:

•	Improvement in the Company’s business prospects, including launch of Monogram-based loan programs for three lenders during fiscal 2011;

•	Our acquisition and integration of TMS, which we believe will serve as a source of recurring revenues and provide an opportunity to expand our school relationships and diversify our product offerings;

•	Development of a revised business plan for Union Federal, our wholly owned subsidiary;

•	Our limited volume of facilitated Monogram-based loans through June 30, 2011, prior to our first full peak origination season; and

•	The financial performance of our Education Financing segment, including an improved but significant loss from operations.

We do not have any specific policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation, nor do we have a policy targeting our executives’ total individual compensation or elements of total compensation, at a specific percentile of the market reference for each executive. Instead, our compensation committee retains flexibility to determine subjectively what it believes to be the appropriate level and mix of the various compensation components consistent with our business and liquidity needs, business progress and financial condition, the competitive landscape and a compensation philosophy to have a significant portion of our executive compensation be linked to the Company’s long-term success. The mix of compensation elements is intended to reward recent results and drive long-term corporate performance.

Base Salary

Each year, our compensation committee reviews and approves the base salary for each of our executive officers, including our NEOs. Base salaries are intended to provide a fixed amount of compensation for an executive’s regular work and are set at levels deemed appropriate by our compensation committee. Our base salary determinations principally reflect the skills, knowledge and responsibilities required of all our employees, including our executives, and our ability to replace these individuals. For fiscal 2011, our compensation committee also considered PM&P’s analyses and compensation survey data.

Our compensation committee did not increase the base salary of any of our NEOs during fiscal 2011. In setting base salaries for executives for fiscal 2011, our compensation committee’s determinations were subjective. Our compensation committee considered our financial and operating performance in fiscal 2010, the need to preserve capital resources, the business, financial and regulatory challenges facing First Marblehead in fiscal 2011, the nature and level of the individual’s responsibilities in addressing those challenges, historical salary levels of the individual, contractual terms, the comparative salaries of other executives of First Marblehead and our compensation committee’s understanding of the overall employment environment for financial services firms with which we compete for talent. For executive and non-executive officers reporting to Mr. Meyers, which include all of our NEOs except Mr. Meyers, our compensation committee also considered recommendations made by Mr. Meyers.

The following table presents the annual base salaries for fiscal 2011 for our NEOs:

Named Executive Officer	Salary for Fiscal 2011
Daniel Meyers	$800,000
Kenneth Klipper	$390,000
William P. Baumer	$350,000
Seth Gelber	$414,000
Barry Heneghan.	$360,000

In August 2011, our compensation committee approved a 3% increase in annual base salary for fiscal 2012 for all of our employees, including our NEOs. Our compensation committee and the independent members of our board of directors approved this increase as a cost of living adjustment, in light of the fact that there have been, with limited exceptions, no merit-based salary increases or cash bonuses for our employees since fiscal 2009.

The following table presents the annual base salaries for fiscal 2012 for our NEOs, effective September 1, 2011:

Named Executive Officer	Salary for Fiscal 2012
Daniel Meyers	$824,000
Kenneth Klipper	$401,700
William P. Baumer	$360,500
Seth Gelber	$426,420
Barry Heneghan.	$370,800

Annual Incentive Awards Program

We have an executive incentive compensation plan pursuant to which we have in the past granted annual incentive awards to our executives. The annual incentive pool under our executive incentive compensation plan is fixed at 5% of our income from operations for the applicable fiscal year, although no payouts under the plan are made unless the Company achieves a pre-specified performance threshold for the applicable fiscal year. In light of our financial results, no annual incentive awards were made under our executive incentive compensation plan for fiscal 2010 or fiscal 2009. Although our executive incentive compensation plan has been the principal incentive program for providing cash bonus opportunities to our executives, our compensation committee awarded a special bonus to Mr. Meyers in fiscal 2010 outside of our executive incentive compensation plan.

As part of its annual review of our compensation program at the beginning of fiscal 2011, our compensation committee determined that it would not set incentive award opportunities under our executive incentive compensation plan for fiscal 2011. Instead, our compensation committee decided to retain discretion to award cash bonuses for fiscal 2011 performance on the basis of considerations other than income from operations. Our compensation committee believed that a sole focus on income from operations would not necessarily reflect the strategic and financial goals of the Company for fiscal 2011. In making this determination, our compensation committee decided that while achievement of a specified level of operating income is a significant component of our success, it would be important to look beyond this single financial indicator as we seek to rebuild the Company following the economic conditions, regulatory challenges and capital market disruptions that have defined the last several years.

In considering whether to award cash bonuses for fiscal 2011, our compensation committee considered PM&P’s analyses and compensation survey data as well as the Company’s performance, including its operating and financial results. Although our compensation committee believes that the Company continued to make progress during fiscal 2011, our compensation committee concluded that it would be premature to reward such progress in the form of cash bonuses in light of the Company’s overall results and financial condition. Accordingly, our compensation committee decided not to grant any cash bonus awards to any of our executives, including our NEOs, during fiscal 2011.

As part of its annual review of our compensation program at the beginning of fiscal 2012, our compensation committee again determined that it would not set incentive award opportunities under our executive incentive compensation plan for fiscal 2012. Instead, our compensation committee decided to retain discretion to award cash bonuses for fiscal 2012 performance on the basis of considerations other than income from operations. These considerations are expected to include key performance metrics for fiscal 2012, including facilitated loan volume, credit characteristics, revenue growth and net operating cash usage.

Claw-Back Policy

In connection with our compensation committee’s annual review of our compensation practices and policies at the start of fiscal 2011, our board of directors and our compensation committee adopted a compensation recoupment, or “claw-back,” policy. This policy provides that, in the event the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws, current and former executive officers are required to reimburse the Company the amount of incentive-based compensation received in the three-year period prior to the date of the restatement in excess of what would have been received by such executive officer under the accounting restatement. This policy applies to incentive-based compensation received from and after July 1, 2010, and salary and benefits are not subject to recoupment under this policy.

In May 2011, we filed with the SEC amendments to our quarterly reports to restate our consolidated financial statements as of September 30, 2010 and for the three months ended September 30, 2010 and as of December 31, 2010 and for the three and six months ended December 31, 2010. Because our current and former executive officers did not receive any incentive-based compensation from and after July 1, 2010, it was not necessary for our compensation committee to consider application of the compensation recoupment policy to these restatements.

Long-Term Incentive Program

Our equity award program is the primary vehicle for offering long-term incentive compensation to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture, help to align the interests of our executives with those of our stockholders, and motivate our executives to improve the long-term stock market performance of our common stock. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period, as well as our goal of discouraging inappropriate short-term risk-taking because the awards pay out over a period of years.

All equity awards to our executives are approved by our compensation committee, our board of directors or our Section 162(m) subcommittee, as appropriate. In determining the timing and size of equity grants to our executives, we generally consider the following:

•	The Company’s performance;

•	The level of cash compensation paid to the executive;

•	The amount of equity previously awarded to the executive and the vesting of such awards; and

•	In the case of executive officers other than Mr. Meyers, the recommendations of Mr. Meyers.

Historically, we have tended to grant restricted stock units to executives rather than stock options. Each restricted stock unit represents the right to receive one share of our common stock upon vesting, and we generally grant restricted stock unit awards at no cost to the executive. Because the shares have a built-in value at the time the restricted stock unit grants are made, we generally grant significantly fewer shares of restricted stock units than the number of stock options we would grant for a similar purpose, thereby reducing potential dilution to our stockholders.

Terms of Restricted Stock Unit Grants.    The restricted stock units that we have granted to our executives generally vest in annual installments over three to four years. Typically, the vesting of some or all of the restricted stock units would accelerate in the following circumstances:

•	If the executive’s employment with us is terminated by reason of death or disability, the award would be fully vested;

•

If the executive’s employment with us is terminated by us for a reason other than cause, as defined in the restricted stock unit agreement, then the number of restricted stock units which would be vested will be determined as though the executive’s employment had terminated on the day that follows the anniversary of the grant date that next follows the date of actual termination; and

•

If on or prior to the second anniversary of the date of the consummation of a reorganization event, as defined in the restricted stock unit agreement, the executive’s employment with us or our successor is terminated by the executive for good reason, as defined in the restricted stock unit agreement, or is terminated by us or our successor without cause, as defined in the restricted stock unit agreement, the award would be fully vested.

In the event the executive engages in a competitive action, as defined in the restricted stock unit agreement, all of the restricted stock units and all shares issuable upon vesting of all restricted stock units would be immediately forfeited. Prior to the vesting of a restricted stock unit, the holder has no rights as a stockholder with respect to the shares subject to such restricted stock unit, including voting rights and the right to receive dividends or dividend equivalents. In addition, effective July 1, 2010, all restricted stock unit grants to executive officers will be subject to our recoupment policy discussed above under “—Claw-Back Policy.”

Equity awards to our executives are considered and granted as determined by our compensation committee. As part of its annual review of our compensation programs at the beginning of each fiscal year, our compensation committee generally reviews all components of the executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall compensation philosophy and objectives. Our compensation committee did not grant any equity awards, as a result of the reviews conducted in the first quarter of fiscal 2011 or otherwise, to any of our NEOs during fiscal 2011.

Restricted Stock Unit Grants—NEOs other than Mr. Meyers.    Our compensation committee and the independent members of our board of directors approved grants on September 1, 2011 under our 2003 plan of an aggregate of 999,998 restricted stock units to certain employees of the Company, including all of our NEOs other than Mr. Meyers. In determining the number of restricted stock units to be granted, and in approving these restricted stock unit grants, our compensation committee and the independent members of our board of directors considered the following:

•	We have not paid cash bonuses since September 2007 except to Mr. Meyers and to our chief accounting officer, who received a relocation bonus in connection with joining the Company;

•	We did not grant equity awards to the recipients in fiscal 2011;

•	The key accomplishments of the Company during fiscal 2011, as discussed above in the section entitled “—Components of Our Executive Compensation Program;”

•	The aggregate grant date fair value of all restricted stock units was approximately $1.4 million;

•	The limited number of equity awards previously granted to the recipients;

•	Our goal of retaining employees and incentivizing continued progress through restricted stock unit grants, which enabled us to conserve our cash; and

•	The recommendations of Mr. Meyers.

Our compensation committee and the independent members of our board of directors also considered PM&P’s analyses and compensation survey data.

The total number of restricted stock units that were granted to each of our NEOs other than Mr. Meyers is set forth below:

Named Executive Officer	Number of Restricted Stock Units
Kenneth Klipper	52,000
William P. Baumer	52,000
Seth Gelber	186,389
Barry Heneghan	186,389

Each restricted stock unit represents a contingent right to receive one share of our common stock upon vesting. Shares in respect of vested restricted stock units are issued as soon as practicable after each vesting date. The restricted stock units granted to our NEOs vest ratably over four years beginning on the first anniversary of the date of grant.

Management and our compensation committee believe that restricted stock unit grants have been and will continue to be critical to retaining and motivating key employees, particularly in light of our continuing need to limit salaries and bonuses, and the limited equity awards previously granted to many of our key employees. We believe that restricted stock unit grants rewarded progress made during fiscal 2011 and will incentivize continued progress, in a manner that is consistent with our overall compensation objectives and enable us to conserve our capital.

We do not currently have any stock ownership guidelines for executive officers and directors, although our board of directors does review on an annual basis the equity holdings of our executive officers. Our goal is that each executive officer own a meaningful amount of stock in order to align the executive’s interest with those of the stockholders. If necessary, our board of directors may seek to implement stock ownership guidelines to effect this goal.

Benefits and Other Compensation; Air Travel Policy

Executives are eligible for the same broad-based benefits that are provided to all employees, including health and dental insurance, life and accidental death and dismemberment insurance, disability insurance, medical and dependent care flexible spending accounts, tuition reimbursement, 401(k) plan and an employee assistance plan. Historically, we have matched employee 401(k) contributions dollar for dollar up to 6% of the employee’s compensation and vesting has been immediate. Effective January 1, 2011, we began matching employee contributions dollar for dollar up to 4% of the employee’s compensation. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

In limited circumstances, we have awarded cash signing bonuses or reimbursement of relocation expenses when executives first join us. Such cash signing bonuses or reimbursement of expenses typically must be repaid in full if the executive voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus or reimbursement of expenses is paid and the amount of the bonus or reimbursement of expenses is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment or to create additional incentive for an executive to join the Company in a position where there is high market demand. We made no such awards during fiscal 2011 to any of our NEOs, although we provided such an award in connection with our chief accounting officer joining the Company.

Our board of directors has adopted an on-demand air transportation policy that enables certain senior executive officers to authorize charter air transportation when significant advantages or savings over commercial airline travel may be realized in terms of time, money, security or productivity. In addition, Sextant Holdings, LLC, of which Mr. Meyers is the sole member and the chairman and chief executive officer, leases an aircraft to the Company from time to time under a time sharing agreement. Subject to a pre-specified limit, we pay Sextant Holdings a fee, and applicable taxes, for each business-related flight conducted pursuant to the time sharing agreement. The limit for business-related travel conducted during fiscal 2011 was $1.0 million. Under the time sharing agreement, such fee may not exceed amounts authorized to be charged by federal aviation regulations, which amounts are based on certain actual direct operating expenses of each specific flight. The fee we pay Sextant Holdings covers less than half of its actual expenses in operating the aircraft.

Mr. Meyers is the most frequently traveled officer of the Company and often travels on short notice, including to locations that may be infrequently serviced by commercial airlines. For reasons of personal safety, security and productivity, our board of directors requires Mr. Meyers to use non-commercial aircraft for all air travel. In addition, our board of directors has determined that private air travel by Mr. Meyers in connection with the business of the Company is integrally and directly related to his job performance as our chairman, chief executive officer and president. As a result, we do not consider amounts reimbursed to Sextant Holdings pursuant to the time sharing agreement to be compensation to Mr. Meyers, or a perquisite. Our nominating and corporate governance committee approved the reimbursement policy, and the related time sharing agreement, pursuant to our related party transaction policy. See “—Certain Relationships and Related Transactions—Related Person Transactions” later in this proxy statement for additional details.

Based on increases in fuel costs since 2008, our compensation committee and the independent members of our board of directors determined that a cap of $1.26 million will apply to business-related flights conducted in fiscal 2012, together with certain business-related flights that were conducted in June 2011. In addition, beginning in fiscal 2012, Mr. Meyers will be entitled to up to 75 hours of non-business use of the aircraft each fiscal year, to be paid for by First Marblehead under the time sharing agreement. We consider such non-business use of the aircraft to be a perquisite.

Employment Agreements and Severance/Change in Control Benefits

Pursuant to employment agreements and employment letters, as applicable, we have entered into with our executives, restricted stock unit agreements entered into with our executives pursuant to our 2003 plan and stock option agreements entered into with Mr. Meyers pursuant to our 2008 Meyers’ option plan, certain of our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of the Company.

In August 2010, our compensation committee approved amendments to our employment letter with Mr. Klipper to provide, among other things, that, subject to signing a general release of claims, Mr. Klipper would be entitled to a severance payment equal to six months of his base salary if he is terminated by us without cause, as defined in Mr. Klipper’s amended employment letter, or solely following a reorganization event, as defined in Mr. Klipper’s amended employment letter, if he terminates his employment for good reason, as defined in Mr. Klipper’s amended employment letter, within two years of the reorganization event. Our compensation committee decided to amend Mr. Klipper’s employment letter in light of severance provisions in the employment letters of certain other executive officers. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, in the sections entitled “—Executive Employment Agreements; Severance Agreements” and “—Potential Payments Upon Termination or Change in Control” later in this proxy statement.

In addition, we have followed a practice of providing severance benefits to employees, including executive officers, terminated without cause. These benefits have generally been structured based on the employees’ job grade or classification and length of service. The payment of any severance benefits could require, in certain circumstances, the prior approval of the Office of the Comptroller of the Currency, which we refer to as the OCC, and the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve. We believe providing these benefits help us compete for executive talent and may help us retain current key employees. While we do not believe that the provisions of a severance package would be a determinative factor in an executive’s decision to join or leave First Marblehead, the absence of such package would present a competitive disadvantage in the market for talented executives. As such, we plan to seek prompt OCC and Federal Reserve approval, if required, of any severance agreements or payments we intend to make in the future.

Generally, our practice in the case of change in control benefits has been to structure these as “double trigger” benefits. In other words, the change in control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change in control. Our restricted stock unit agreements under our 2003 plan generally provide that such award will become immediately vested in full if, on or prior to the second anniversary of the consummation of a reorganization event, as defined in our 2003 plan, the executive’s employment is terminated for good reason by the executive or is terminated without cause by the Company or its successor. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs.

Subsequent Assessment of Mr. Meyers’ Compensatory Arrangements

Historically, we have processed the greatest loan application volume during the summer months, as students and their families seek to borrow money in order to pay tuition costs for the fall semester or the entire academic year. This past summer was the first full peak origination season for our Monogram-based loan offerings and marked our return, after a three-year absence, to meaningful loan origination volumes.

As part of our compensation committee’s annual review of our compensation program for fiscal 2012, our compensation committee will reassess Mr. Meyers’ compensatory arrangements during the second quarter of fiscal 2012. Mr. Meyers did not receive a cash bonus for the Company’s fiscal 2011 performance, nor did he receive any equity grant during the first quarter of fiscal 2012. As part of its upcoming assessment, our compensation committee will consider making cash and equity awards to Mr. Meyers in light of our operating results since July 1, 2011and after reviewing his overall performance. In determining the timing of the assessment, our compensation committee and the independent members of our board of directors concluded that it was too early, in the first quarter of fiscal 2012, to determine the total application volume for this peak season, the extent to which application volume will ultimately result in booked loans or the overall characteristics of the booked loan portfolio.

As of the date of this proxy statement, our compensation committee and the independent members of our board of directors have not made any decisions regarding Mr. Meyers’ compensatory arrangements.

Tax and Accounting Considerations

The Internal Revenue Service, pursuant to Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1 million paid to our chief executive officer and our officers (other than our chief executive officer and chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) of the Code and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) of the Code so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

The compensation that we pay to our executives is expensed in our financial statements as required by GAAP. As one of many factors, our compensation committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation.

Compensation Committee Report

Our compensation committee has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, our compensation committee has recommended to our board of directors that such section be included in this proxy statement and incorporated by reference in First Marblehead’s annual report on Form 10-K for fiscal 2011.

By the Compensation Committee of the Board of Directors

Dort A. Cameron III, Chair

Nancy Y. Bekavac

William R. Berkley

George G. Daly

William D. Hansen

Compensation of Our Executive Officers

In accordance with SEC requirements, the following tables provide information regarding the compensation arrangements for:

•	The individual serving as our principal executive officer during fiscal 2011;

•	The individual serving as our principal financial officer during fiscal 2011; and

•	Our three most highly compensated executive officers serving as of June 30, 2011.

We refer to these five individuals collectively as our NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Daniel Meyers(2)	2011	$800,000		$—		$—	$—	$—	$11,075	(3)	$811,075
Chief Executive Officer, President and Chairman of the Board of Directors	2010	100,001	(4)	2,000,000	(5)	4,104,000	—	—	13,228	(6)	6,217,229
	2009	1.00	(7)	—		—	16,191,760	—	10,811	(8)	16,202,572

Kenneth Klipper	2011	390,000		—		—	—	—	15,208	(9)	405,208
Managing Director, Chief Financial Officer	2010	390,000		—		546,000	—	—	18,221	(10)	954,221
	2009	371,250		—		—	—	—	22,610	(11)	393,860

William P. Baumer(12)	2011	350,000		—		—	—	—	15,077	(13)	365,077
Managing Director, Chief Risk Officer

Seth Gelber(14)	2011	414,000		—		—	—	—	10,883	(15)	424,883
Managing Director, Chief Administrative Officer	2010	405,000	(16)	—		1,144,500	—	—	16,691	(17)	1,566,191

Barry Heneghan(12)	2011	180,000	(18)	—		—	—	—	183,740	(19)	363,740
Managing Director, Business Development and Product Strategy

(1)

Amounts listed reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation, which we refer to as ASC 718, for restricted stock unit awards and stock option awards in the year indicated. For fiscal 2009, assumptions related to the financial reporting of stock options are presented in Footnote 17 to our consolidated financial statements presented in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

(2)

Mr. Meyers joined the Company as chief executive officer, president and director, in September 2008. Mr. Meyers became chairman of our board of directors in May 2010. Mr. Meyers did not receive any additional compensation in his capacity as a director or chairman.

(3)

Represents reimbursement of parking expenses of $5,890, which includes a tax gross-up of $1,870, life insurance premiums paid by us for the benefit of Mr. Meyers of $4,795, which includes a tax gross-up of $1,522, and group term life insurance premiums of $390 paid by us for the benefit of Mr. Meyers. See also “—Compensation Discussion and Analysis—Benefits and Other Compensation; Air Travel Policy.”

(4)

Mr. Meyers’ annual salary increased from $1.00 to $800,000 effective May 17, 2010, and Mr. Meyers was paid his pro rata share of his new base salary from May 17, 2010 through the end of fiscal 2010. See Footnote 7 below for further information.

(5)

In connection with their review of Mr. Meyers’ compensation arrangements, the independent members of our board of directors and our compensation committee approved a special bonus to Mr. Meyers, outside of our executive incentive compensation plan, in the amount of $2 million, which was paid to Mr. Meyers in May 2010. For more information, see “Information About Our Executive Officers—Compensation Discussion and Analysis—Annual Incentive Awards Program—Special Bonus to Mr. Meyers,” in the proxy statement for our 2010 annual meeting, which we refer to as the 2010 proxy statement.

(6)

Represents reimbursement of parking expenses of $7,196, which includes a tax gross-up of $2,731, life insurance premiums paid by us for the benefit of Mr. Meyers of $5,627, which includes a tax gross-up of $2,135, and group term life insurance premiums of $405 paid by us for the benefit of Mr. Meyers.

(7)

Prior to May 17, 2010, Mr. Meyers’ annual salary was $1.00, although we also accrued additional salary at a rate of $1 million per fiscal year. In light of the increase in Mr. Meyers’ base salary in May 2010, we ceased accruing compensation pursuant to Mr. Meyers’ employment agreement, although Mr. Meyers remains entitled to amounts previously accrued, which totaled $1,749,993 as of June 30, 2011. This accrued compensation may be paid to Mr. Meyers, without interest, at the discretion of our compensation committee or at such time that we first generate for a fiscal year (after taking into account the accrual and payment of the accrued compensation) positive cash flow from operations and profit from operations.

(8)

Represents reimbursement of parking expenses of $7,971, which includes a tax gross-up of $2,491, life insurance premiums paid by us for the benefit of Mr. Meyers of $2,525, which includes a tax gross-up of $386, and group term life insurance premiums of $315 paid by us for the benefit of Mr. Meyers.

(9)

Represents reimbursement of parking expenses of $3,604, which includes a tax gross-up of $1,144, our contribution on behalf of Mr. Klipper to our 401(k) savings plan in the amount of $11,300, and group term life insurance premiums of $304 paid by us for the benefit of Mr. Klipper.

(10)

Represents reimbursement of parking expenses of $3,634, which includes a tax gross-up of $1,154, our contribution on behalf of Mr. Klipper to our 401(k) savings plan in the amount of $14,225, and group term life insurance premiums of $362 paid by us for the benefit of Mr. Klipper.

(11)

Represents reimbursement of parking expenses of $7,490, which includes a tax gross-up of $2,330, our contribution on behalf of Mr. Klipper to our 401(k) savings plan in the amount of $14,700, and group term life insurance premiums of $420 paid by us for the benefit of Mr. Klipper.

(12)

Messrs. Baumer and Heneghan were each determined to be a NEO for purposes of this proxy statement based on their fiscal 2011 compensation, and neither had been determined to be a NEO in fiscal 2010 or fiscal 2009. Therefore, the Summary Compensation Table only includes compensation information for each of Messrs. Baumer and Heneghan for fiscal 2011.

(13)

Represents reimbursement of parking expenses of $3,604, which includes a tax gross-up of $1,144, our contribution on behalf of Mr. Baumer to our 401(k) savings plan in the amount of $11,200, and group term life insurance premiums of $273 paid by us for the benefit of Mr. Baumer.

(14)	Mr. Gelber was not a NEO for fiscal 2009. Therefore, the Summary Compensation Table only includes compensation information for Mr. Gelber for fiscal 2010 and fiscal 2011.

(15)	Represents our contribution on behalf of Mr. Gelber to our 401(k) savings plan in the amount of $10,560 and group term life insurance premiums of $323 paid by us for the benefit of Mr. Gelber.

(16)	Effective as of September 1, 2009, Mr. Gelber’s base salary increased from $360,000 to $414,000.

(17)	Represents our contribution on behalf of Mr. Gelber to our 401(k) savings plan in the amount of $16,320 and group term life insurance premiums of $371 paid by us for the benefit of Mr. Gelber.

(18)	Mr. Heneghan was appointed Managing Director, Business Development and Product Strategy on January 1, 2011. Mr. Heneghan’s annualized base salary for fiscal 2011 was $360,000.

(19)

Represents consulting fees paid to Mr. Heneghan in fiscal 2011 until his appointment as Managing Director, Business Development and Product Strategy in January 2011 in the amount of $180,000, our contribution on behalf of Mr. Heneghan to our 401(k) savings plan in the amount of $3,600, and group term life insurance premiums of $140 paid by us for the benefit of Mr. Heneghan.

See “—Executive Employment Agreements; Severance Agreements” below for a discussion of executive employment agreements, which set forth minimum base salaries and target bonuses and other terms of employment.

As reflected in the table above, no NEO received a bonus or equity award in fiscal 2011. We do not have a specific policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. See “—Compensation Discussion and Analysis” above for additional discussion of our compensation philosophy, as well as the objectives and components of our compensation policies and programs.

The table above does not include perquisites and other personal benefits, or property received by each of the NEOs that are, in the aggregate, less than $10,000 or are generally made available on a non-discriminatory basis to all of our employees. These benefits include health and dental insurance, life and accidental death and dismemberment insurance, disability insurance, medical and dependent care flexible spending accounts, tuition reimbursement and an employee assistance plan.

Fiscal 2011 Grants of Plan-Based Awards

We did not have an annual incentive awards program for fiscal 2011. In addition, we did not grant any equity awards in fiscal 2011 to the NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Shares of Stock or Units	Exercise Price of Option Awards	Closing Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Daniel Meyers	—	—	$—	—%	—	—	$—	$—	$—
Kenneth Klipper	—	—	—	—	—	—	—	—	—
William Baumer	—	—	—	—	—	—	—	—	—
Seth Gelber	—	—	—	—	—	—	—	—	—
Barry Heneghan	—	—	—	—	—	—	—	—	—

(1)	In September 2010, our Section 162(m) subcommittee determined to not establish an incentive pool under our executive incentive compensation plan for fiscal 2011.

See “—Compensation Discussion and Analysis—Annual Incentive Awards Program” and “—Compensation Discussion and Analysis—Long-Term Incentive Program” above for additional information.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table sets forth information with respect to the NEOs concerning unexercised stock option awards and unvested stock awards as of June 30, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)		Market Value of Shares or Units of Stock That Have Not Vested(3)
Daniel Meyers	1,000,000	1,000,000	(4)	$6.00	8/17/2018	—		$—
	2,000,000	—		12.00	8/17/2018	—		—
	2,000,000	—		16.00	8/17/2018	—		—
Kenneth Klipper	—	—		—	—	101,890	(5)(6)	180,345
William P. Baumer	—	—		—	—	64,161	(7)(8)	113,565
Seth Gelber	—	—		—	—	231,250	(9)(10)	409,313
Barry Heneghan	—	—		—	—	231,250	(9)(10)	409,313

(1)

The information in this table is presented as of June 30, 2011. Amounts reflect the number of shares of common stock underlying stock options that had not vested on or prior to June 30, 2011. We do not pay dividends in respect of vested or unvested stock options.

(2)

The information in this table is presented as of June 30, 2011. Amounts reflect the number of shares of common stock underlying restricted stock units that had not vested on or prior to June 30, 2011. Each restricted stock unit represents the right to receive one share of our common stock on the applicable vesting date. We do not pay dividends in respect of unvested restricted stock units.

(3)

The reported market value was calculated by multiplying $1.77, the closing price per share of our common stock on the NYSE on June 30, 2011, by the number of shares of our common stock underlying the restricted stock units.

(4)

In August 2008, Mr. Meyers was awarded a stock option to purchase 2,000,000 shares at an exercise price of $6.00 per share. One-fourth of the original number of stock options vested on August 18, 2009 and August 18, 2010, and, as of June 30, 2011, the remaining 1,000,000 shares were scheduled to vest in two equal annual installments ending on August 18, 2012. In addition, this stock option will vest and become exercisable in full if the closing sale price of our common stock is at least $9.00 per share for a period of five consecutive trading days (subject to a specified minimum average daily trading volume). This stock option may be exercised prior to vesting, provided that any shares of common stock so issued will be held in escrow by us, subject to a right of repurchase, until such time as the shares vest in accordance with the foregoing schedule.

(5)

In August 2007, Mr. Klipper was awarded, at no cost, 3,781 restricted stock units. One-fourth of the original number of restricted stock units vested on August 14, 2009 and August 14, 2010, and, as of June 30, 2011, the remaining 1,890 restricted stock units were scheduled to vest in two equal annual installments ending on August 14, 2012.

(6)

In April 2010, Mr. Klipper was awarded, at no cost, 200,000 restricted stock units. One-fourth of the original number of restricted stock units vested on April 12, 2010 and April 12, 2011, and, as of June 30, 2011, the remaining 100,000 restricted stock units were scheduled to vest in two equal annual installments ending on April 12, 2013.

(7)

In August 2007, Mr. Baumer was awarded, at no cost, 3,323 restricted stock units. One-fourth of the original number of restricted stock units vested on August 14, 2009 and August 14, 2010, and, as of June 30, 2011, the remaining 1,661 restricted stock units were scheduled to vest in two equal annual installments ending on August 14, 2012.

(8)

In April 2010, Mr. Baumer was awarded, at no cost, 125,000 restricted stock units. One-fourth of the original number of restricted stock units vested on April 12, 2010 and April 12, 2011, and, as of June 30, 2011, the remaining 62,500 restricted stock units were scheduled to vest in two equal annual installments ending on April 12, 2013.

(9)

In April 2010, Messrs. Gelber and Heneghan were each awarded, at no cost, 200,000 restricted stock units. One-fourth of the original number of restricted stock units vested on April 12, 2010 and April 12, 2011, and, as of June 30, 2011, the remaining 100,000 restricted stock units for each of Messrs. Gelber and Heneghan were scheduled to vest in two equal annual installments ending on April 12, 2013.

(10)

In April 2010, Messrs. Gelber and Heneghan were each awarded, at no cost, 175,000 restricted stock units. One-fourth of the original number of restricted stock units vested on April 21, 2011, and, as of June 30, 2011, the remaining 131,250 restricted stock units for each of Messrs. Gelber and Heneghan were scheduled to vest in three equal annual installments ending on April 21, 2014.

Fiscal 2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting(1)
Daniel Meyers	—	$—	—		$—
Kenneth Klipper	—	—	946	(2)	2,204
	—	—	2,250	(3)	5,243
	—	—	50,000	(4)	103,000
William P. Baumer	—	—	831		1,936
	—	—	2,662		6,202
	—	—	31,250	(5)	64,375
Seth Gelber	—	—	50,000		103,000
	—	—	43,750	(6)	90,125
Barry Heneghan	—	—	50,000		103,000
	—	—	43,750	(7)	90,125

(1)

The reported value realized on vesting was calculated by multiplying the closing price per share of our common stock on the NYSE on the trading day immediately prior to the applicable vesting date by the number of shares of our common stock underlying the restricted stock units vesting on that date.

(2)

Amount shown represents the number of restricted stock units that vested on August 14, 2010. Mr. Klipper elected to satisfy income tax obligations with respect to the grant by having the Company retain 301 shares.

(3)

Amount shown represents the number of restricted stock units that vested on August 15, 2010. Mr. Klipper elected to satisfy income tax obligations with respect to the grant by having the Company retain 715 shares.

(4)

Amount shown represents the number of restricted stock units that vested on April 12, 2011. Mr. Klipper elected to satisfy income tax obligations with respect to the grant by having the Company retain 16,095 shares.

(5)

Amount shown represents the number of restricted stock units that vested on April 12, 2011. Mr. Baumer elected to satisfy income tax obligations with respect to the grant by having the Company retain 10,349 shares.

(6)

Amount shown represents the number of restricted stock units that vested on April 21, 2011. Mr. Gelber elected to satisfy income tax obligations with respect to the grant by having the Company retain 13,891 shares.

(7)

Amount shown represents the number of restricted stock units that vested on April 21, 2011. Mr. Heneghan elected to satisfy income tax obligations with respect to the grant by having the Company retain 15,847 shares.

Executive Employment Agreements; Severance Agreements

Mr. Meyers

On August 18, 2008, we entered into an employment agreement with Mr. Meyers pursuant to which Mr. Meyers began serving on September 1, 2008, subject to subsequent regulatory approvals, as our president and chief executive officer and as a director. On May 17, 2010, Mr. Meyers became our chairman.

Salary.    Effective September 1, 2011, Mr. Meyers’ annual base salary increased to $824,000. Pursuant to Mr. Meyers’ employment agreement, from August 2008 to May 2010, Mr. Meyers earned an annual base salary of $1.00 per year in cash compensation (while we accrued additional salary at the rate of $1 million per fiscal year to be paid, without interest, at the discretion of our compensation committee or at such time that we first generate for a fiscal year, after taking into account the accrual and payment of the accrued compensation: (1) positive cash flow from operations and (2) profit from operations). In May 2010, the independent members of our board of directors and our compensation committee approved an annual base salary for Mr. Meyers in the amount of $800,000. In light of the increase in base salary, we ceased accruing compensation pursuant to Mr. Meyers’ employment agreement, although Mr. Meyers remains entitled to amounts previously accrued. This accrued compensation may be paid to Mr. Meyers at the discretion of our compensation committee or at such time that we first generate for a fiscal year, after taking into account the accrual and payment of the accrued compensation: (1) positive cash flow from operations and (2) profit from operations. We amended Mr. Meyers’ employment agreement, effective May 17, 2010, to reflect this change. For additional information, see “Information About Our Executive Officers—Compensation Discussion and Analysis—Base Salary—Chief Executive Officer Salary,” in the 2010 proxy statement. We reimburse Mr. Meyers for all reasonable travel, entertainment and other expenses incurred or paid by Mr. Meyers in connection with the performance of his duties, responsibilities and services for us. Mr. Meyers also has the opportunity to participate in our customary employee benefit plans, to the extent eligible.

Severance Benefits.    Mr. Meyers’s employment is terminable by either us or Mr. Meyers. If Mr. Meyers’ employment is terminated by us without cause or if Mr. Meyers terminates his employment for good reason, subject to signing a general release of claims, (1) all stock options and other stock-based awards held by Mr. Meyers will become fully exercisable or nonforfeitable, (2) Mr. Meyers will receive $1 million plus all unearned accrued compensation if we have achieved positive cash flow from operations and profit from operations during the fiscal quarter in which termination occurs or cumulatively for such fiscal quarter and any prior fiscal quarters in such year, (3) he will be eligible to continue to participate in our group health, dental and vision program for 18 months, which shall reduce and count against Mr. Meyers’ rights under the Consolidated Omnibus Budget Reconciliation Act, which we refer to as COBRA, (4) he will be entitled to receive a $1 million lump sum payment, and (5) his stock options shall be exercisable until August 17, 2018. “Cause” is defined in the employment agreement as:

•

The willful failure by Mr. Meyers to perform his duties which has continued for more than 30 days following written notice of such non-performance from our board of directors and which failure to perform has had a materially adverse effect on the financial condition of the Company;

•	Any act of dishonesty, intentional fraud or willful misconduct on the part of Mr. Meyers in the performance of his duties; or

•	Mr. Meyers’ conviction of a felony involving moral turpitude.

“Good reason” is defined in the employment agreement as the persistence of any of the following conditions after a notice and cure process specified in the employment agreement:

•	A material diminution in Mr. Meyers’ responsibilities, authorities or duties;

•	A material diminution in Mr. Meyers’ base salary without his prior written consent;

•	A material change in the geographic location at which Mr. Meyers provides services to the Company without his prior written consent; or

•	The material breach of the employment agreement by the Company.

Stock Option Grants.    Pursuant to our 2008 Meyers’ option plan, on August 18, 2008, Mr. Meyers was granted stock options to purchase:

•

2,000,000 shares of our common stock, at an exercise price of $6.00 per share, which we refer to as the $6.00 options. This stock option vested and became exercisable as to 500,000 shares underlying the stock option on each of August 18, 2009, August 18, 2010 and August 18, 2011, and will vest and become exercisable as to the remaining 500,000 of the original number of shares underlying the stock option on August 18, 2012.

•	2,000,000 shares of our common stock, at an exercise price of $12.00 per share. This stock option vested and became exercisable in full on November 16, 2008.

•	2,000,000 shares of our common stock, at an exercise price of $16.00 per share. This stock option vested and became exercisable in full on November 16, 2008.

The stock options were granted as inducement awards pursuant to our 2008 Meyers’ option plan, which was not approved by our stockholders. The unvested portion of the $6.00 options will vest and become exercisable in full (1) if the closing sale price of our common stock is at least $9.00 for a period of five consecutive trading days, assuming the trading on each day is not less than 90% of the average daily trading volume for the three months prior to such five-day period, (2) in the event of Mr. Meyers’ death or termination as a result of disability (as defined in Mr. Meyers’ stock option agreement governing the $6.00 options), or (3) in the event that Mr. Meyers’ employment is terminated by us without cause, or by Mr. Meyers with good reason. In addition, the $6.00 options may be exercised prior to vesting, provided that the unvested shares issued will be held in escrow by us and will be subject to a repurchase option. Each of the stock options will expire on August 17, 2018.

Change in Control.    In connection with a reorganization event, as defined in the relevant stock option agreements, Mr. Meyers’ stock options must be assumed, or a substantially equivalent option must be substituted, by the acquiring or succeeding corporation. With respect to any reorganization event in connection with which there is a Roll-In Transaction, as defined below, Mr. Meyers will generally be entitled to specific performance of the obligation to have his stock options assumed or substituted. Mr. Meyers will not, however, be entitled to an order or injunction requiring or seeking the rescission of, modification of, or prevention of the entry into or consummation of, such Roll-In Transaction.

For purposes of Mr. Meyers’ stock option agreements, “Roll-In Transaction” means any transaction, series of transactions or other arrangement pursuant to which two or more holders of more than 1%, but less than all, of our issued and outstanding common stock or other equity interests agree or are allowed to exchange or contribute their existing equity and in consideration for such contribution or exchange continue as an equity owner in us or our successor in the reorganization transaction.

Except in a Roll-In Transaction, Mr. Meyers will not be entitled to any equitable relief in connection with any actual or threatened breach or violation of the provision in his stock option agreements that require Mr. Meyers’ stock options to be assumed or substituted in connection with a reorganization event. Mr. Meyers’ remedy for any such actual or threatened breach or violation shall be to seek money damages, if any, for any actual breach or violation.

Tax Gross-Up.    In the event that any payment or distribution by us to or for the benefit of Mr. Meyers would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by him with respect to such excise tax, then Mr. Meyers will be entitled to receive a gross-up payment such that the net amount retained by Mr. Meyers, after deduction of any excise tax, any federal, state and local income tax, employment tax and excise tax upon any payment made, together with any interest and/or penalties assessed, will be equal to the pre-tax amount of such payments.

Non-Solicit.    Mr. Meyers’ employment agreement provides that he cannot attempt to hire our employees during the term of his employment and for the one year following termination of his employment.

Mr. Klipper

Mr. Klipper serves as our chief financial officer and as a managing director of First Marblehead, pursuant to a letter agreement dated February 25, 2005. The letter agreement provides that Mr. Klipper will receive an annual base salary of $270,000, and Mr. Klipper’s target bonus will be up to 50% of his earned salary for the applicable performance year. In addition, pursuant to his letter agreement, Mr. Klipper was granted in April 2005, at no cost, 6,000 restricted stock units pursuant to our 2003 plan.

In September 2010, we amended Mr. Klipper’s letter agreement to provide that Mr. Klipper would receive an annual base salary of $390,000, which reflected the base salary Mr. Klipper received from November 2008 to August 2011. Effective September 1, 2011, Mr. Klipper’s annual base salary increased to $401,700. In September 2010, we also amended Mr. Klipper’s letter agreement to provide that, subject to signing a general release of claims, (1) if Mr. Klipper is terminated by us for any reason other than cause, or (2) if on or prior to the second anniversary of the consummation of a reorganization event (as defined in our 2003 plan), Mr. Klipper terminates his employment for good reason, then the Company will provide Mr. Klipper with continuation of salary and medical and dental benefits for a period of six months. “Cause” is defined in the amended letter agreement as:

•	The willful failure by Mr. Klipper to perform his duties, which has continued for more than 30 days following written notice of such non-performance from the Company;

•	Any act of dishonesty, fraud, willful misconduct, gross negligence or disobedience on the part of Mr. Klipper in the performance of his duties; or

•	Mr. Klipper’s conviction of a felony involving moral turpitude.

“Good reason” is defined in the amended letter agreement as the persistence of any of following conditions after a notice and cure process specified in the amended letter agreement:

•	A significant diminution in Mr. Klipper’s title, authority or responsibilities from and after the reorganization event;

•	A material reduction in the annual cash compensation payable to Mr. Klipper from and after the reorganization event; or

•	The relocation of the place of business at which Mr. Klipper is principally located to a location that is greater than 50 miles from its location immediately prior to the reorganization event.

Mr. Baumer

Mr. Baumer serves as our chief risk officer and as a managing director of First Marblehead pursuant to a letter agreement dated June 7, 2004, as amended. The letter agreement provides that Mr. Baumer will receive an annual base salary of $225,000, and Mr. Baumer’s bonus target will be 30% of his base salary. In addition, pursuant to his letter agreement, Mr. Baumer was granted in October 2004, at no cost, 18,750 restricted stock units pursuant to our 2003 plan. Effective September 1, 2011, Mr. Baumer’s annual base salary increased to $360,500.

In addition, the letter agreement provides that in the event Mr. Baumer is involuntarily terminated by the Company for any reason other than cause, the Company has agreed to provide Mr. Baumer with continuation of salary and benefits for a period of six months immediately following Mr. Baumer’s termination date.

Mr. Gelber

Mr. Gelber serves as our chief administrative officer and as a managing director of First Marblehead pursuant to a letter agreement dated September 22, 2008, as amended. The letter agreement provides that Mr. Gelber will receive an annual base salary of $360,000, and Mr. Gelber’s bonus target will be 50% of his earned salary for the applicable performance year. Effective September 1, 2011, Mr. Gelber’s annual base salary increased to $426,420.

In addition, the letter agreement provides that in the event Mr. Gelber is involuntarily terminated by the Company without cause, the Company has agreed to provide Mr. Gelber with continuation of salary and medical and dental benefits for a period of six months immediately following Mr. Gelber’s termination date. For purposes of the letter agreement, “cause” is defined as (1) the willful failure by Mr. Gelber to perform his duties, which has continued for more than 30 days following written notice from the Company of such non-performance, (2) any act of dishonesty, intentional fraud or willful misconduct on the part of Mr. Gelber in the performance of his duties or (3) Mr. Gelber’s conviction of a felony involving moral turpitude.

Mr. Heneghan

Mr. Heneghan serves as a managing director, business development and product strategy, of First Marblehead pursuant to a letter agreement dated January 11, 2011. The letter agreement provides that Mr. Heneghan will receive an annual base salary of $360,000 and an annual discretionary bonus, based on both Mr. Heneghan and the Company’s performance, determined by the Company in its sole discretion. Effective September 1, 2011, Mr. Heneghan’s annual base salary increased to $370,800.

In addition, the letter agreement provides that in the event Mr. Heneghan is involuntarily terminated by the Company without cause, subject to Mr. Heneghan signing a general release of claims, the Company has agreed to provide Mr. Heneghan with continuation of salary and medical benefits for a period of six months immediately following Mr. Heneghan’s termination date. For purposes of the letter agreement, “cause” is defined as (1) breach by Mr. Heneghan of the letter agreement, the consulting agreement dated October 29, 2008, as amended, the invention, non-disclosure, non-solicitation and non-compete agreement dated January 11, 2011, or the confidentiality agreement, effective August 18, 2008, each between the Company and Mr. Heneghan, or (2) unsatisfactory job performance, willful misconduct, fraud, gross negligence, disobedience or dishonesty.

Potential Payments Upon Termination or Change in Control

The following table sets forth the potential payments, benefits and acceleration of vesting applicable to restricted stock unit awards under our 2003 plan, stock options under our 2008 Meyers’ option plan, and our letter agreements with each of Messrs. Meyers, Klipper, Baumer, Gelber, and Heneghan. The amounts shown below assume that the termination of each executive officer was effective as of June 30, 2011. Actual amounts payable to each executive listed below upon his termination can only be determined definitively at the time of each executive’s actual departure. For information relating to compensation earned by each of our NEOs, see “—Compensation of Our Executive Officers—Summary Compensation Table” earlier in this proxy statement. For information relating to the severance benefits provided in our agreements with Messrs. Meyers, Klipper, Baumer, Gelber, and Heneghan, see “—Executive Employment Agreements; Severance Agreements” earlier in this proxy statement.

						Following a Change in Control(1)(2)
Name	Benefit	Termination Without Cause(1)		Termination For Good Reason(1)		Termination Without Cause Within Two Years		Termination For Good Reason Within Two Years		Termination as a Result of Death or Disability(1)
Daniel Meyers	Severance Payments	$1,000,000	(3)	$1,000,000	(3)	$1,000,000	(3)	$1,000,000	(3)	$—
	Healthcare Benefits	8,720	(3)(4)	8,720	(3)(4)	8,720	(3)(4)	8,720	(3)(4)	—
	Stock Vesting	—	(5)	—	(5)	—	(5)	—	(5)	—	(6)

	Total	$1,008,720		$1,008,720		$1,008,720		$1,008,720		$—

Kenneth Klipper	Severance Payments	$195,000	(7)(8)	$—		$195,000	(7)(8)	$195,000	(7)(8)	$—
	Healthcare Benefits	8,816	(7)(9)	—		8,816	(7)(9)	8,816	(7)(9)	—
	Stock Vesting	90,173	(10)	—		180,345	(11)	180,345	(11)	180,345	(12)

	Total	$293,989		$—		$384,161		$384,161		$180,345

William P. Baumer	Severance Payments	$175,000	(8)(13)	$—		$175,000	(8)(13)	$—		$—
	Healthcare Benefits	8,816	(9)(13)	—		8,816	(9)(13)	—		—
	Stock Vesting	56,783	(10)	—		113,565	(11)	113,565	(11)	113,565	(12)

	Total	$240,599		$—		$297,381		$113,565		$113,565

Seth Gelber	Severance Payments	$207,000	(8)(14)	$—		$207,000	(8)(14)	$—		$—
	Healthcare Benefits	8,816	(9)(14)	—		8,816	(9)(14)	—		—
	Stock Vesting	165,938	(10)	—		409,313	(11)	409,313	(11)	409,313	(12)

	Total	$381,754		$—		$625,129		$409,313		$409,313

Barry Heneghan.	Severance Payments	$180,000	(8)(15)	$—		$180,000	(8)(15)	$—		$—
	Healthcare Benefits	8,816	(9)(15)	—		8,816	(9)(15)	—		—
	Stock Vesting	165,938	(16)	—		409,313	(17)	409,313	(17)	409,313	(12)

	Total	$354,754		$—		$598,129		$409,313		$409,313

(1)

Values presented for severance payments and healthcare benefits are based on the NEO’s base salary as of June 30, 2011, the type of insurance coverage and premiums in effect as of June 30, 2011 and the benefits, perquisites and services provided as of June 30, 2011. Values presented for stock vesting are based on the closing price of our common stock on June 30, 2011, or $1.77 per share. For information relating to unvested equity grants, see “—Compensation of Our Executive Officers—Outstanding Equity Awards at 2011 Fiscal Year End” earlier in this proxy statement.

(2)

In our 2003 plan and our stock option agreements with Mr. Meyers, we refer to a change in control as a reorganization event. “Reorganization event” is defined as (a) any merger or consolidation of the Company with or into another entity as a result of which all of the common stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all of the common stock of the Company for cash, securities or other property pursuant to a share exchange transaction.

(3)

Pursuant to an employment agreement between the Company and Mr. Meyers, Mr. Meyers has the right to receive these benefits upon (a) termination of his employment by the Company without cause or (b) termination of his employment by Mr. Meyers for good reason, subject to execution of a binding general release of claims in favor of the Company. “Cause” and “good reason” are defined in our employment agreement with Mr. Meyers, which is summarized under “—Executive Employment Agreements; Severance Agreements” earlier in this proxy statement. For purposes of calculating these benefits, we assumed that the Company had not achieved as of June 30, 2011 the quarterly targeted financial results specified in the employment agreement and that our compensation committee had not determined to pay accrued compensation to Mr. Meyers.

(4)	Represents the amounts payable for the continuation of group health, dental and vision benefits for 18 months.

(5)

Pursuant to Mr. Meyers’ employment agreement and the stock option agreement between the Company and Mr. Meyers governing the $6.00 options, Mr. Meyers has the right to full acceleration of vesting of stock options upon (a) termination of his employment by the Company without cause or (b) termination of his employment by Mr. Meyers for good reason, subject to execution of a binding general release of claims in favor of the Company. “Cause” and “good reason” are defined in the stock option agreements and have the same definitions as those terms are used in our employment agreement with Mr. Meyers, which is summarized under “—Executive Employment Agreements; Severance Agreements” earlier in this proxy statement. Mr. Meyers’ stock options had exercise prices above the fair market value of our common stock as of June 30, 2011.

(6)

Pursuant to the stock option agreement between the Company and Mr. Meyers governing the $6.00 options, Mr. Meyers has the right to full acceleration of vesting of these stock options in the event of his death or disability. “Disability” is defined as the inability of Mr. Meyers to perform the essential functions of his then existing position or positions with the Company with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. Mr. Meyers’ stock options had exercise prices above the fair market value of our common stock as of June 30, 2011.

(7)

Pursuant to a letter agreement, as amended, between the Company and Mr. Klipper, Mr. Klipper has the right to receive these benefits upon (a) termination of his employment by the Company without cause or (b) if on or prior to the second anniversary of the consummation of a reorganization event, Mr. Klipper terminates his employment for good reason, subject to execution of a binding general release of claims in favor of the Company. “Cause” and “good reason” are defined in our amended letter agreement with Mr. Klipper, which is summarized under “—Executive Employment Agreements; Severance Agreements” earlier in this proxy statement. See footnote 2 for the definition of reorganization event.

(8)	Executive is entitled to continuation of his base salary in effect as of the date of termination for a period of six months.

(9)

Represents the amounts payable for our share of premiums for group medical and dental insurance coverage for active and similarly situated employees who receive the same type of coverage for six months.

(10)

Represents acceleration of vesting of restricted stock units pursuant to the terms of the executive’s restricted stock unit agreements upon termination without cause. “Cause” is defined as unsatisfactory job performance as determined by the Company, willful misconduct, fraud, gross negligence, disobedience or dishonesty. Pursuant to the terms of the executive’s restricted stock unit agreements, the number of vested restricted stock units is determined as though the executive’s employment had terminated on the day that follows the anniversary of the grant date that next follows the date of actual termination.

(11)

Represents acceleration in full of vesting of restricted stock units pursuant to the terms of the executive’s restricted stock unit agreements if on or prior to the second anniversary of the consummation of a reorganization event, the executive’s employment with the Company or its successor is terminated without cause by the Company or its successor or for good reason by the executive. “Cause” is defined as any (a) willful failure by the executive, which failure is not cured within 30 days of written notice to the executive from the Company, to perform his material responsibilities to the Company or (b) willful misconduct by the executive which affects the business reputation of the Company. “Good reason” is defined as (i) any significant diminution in the executive’s title, authority or responsibilities from and after a reorganization event, (ii) any material reduction in the annual cash compensation payable to the executive from and after the reorganization event or (iii) the relocation of the place of business at which the executive is principally located to a location that is greater than 50 miles from its location immediately prior to such reorganization event. See footnote 2 for the definition of reorganization event.

(12)

Represents acceleration in full of vesting of restricted stock units upon death or disability pursuant to the terms of the executive’s restricted stock unit agreements. “Disability” is defined in our restricted stock unit agreements as the inability of the executive due to a medical reason to carry out his duties as an employee of the Company for a period of six consecutive months.

(13)

Pursuant to a letter agreement, as amended, between the Company and Mr. Baumer, Mr. Baumer has the right to receive these benefits in the event of involuntary termination, for a reason other than cause. “Cause” is not defined in our amended letter agreement with Mr. Baumer.

(14)

Pursuant to a letter agreement, as amended, between the Company and Mr. Gelber, Mr. Gelber has the right to receive these benefits upon termination of his employment by the Company without cause. “Cause” is defined in our amended letter agreement with Mr. Gelber, which is summarized under “—Executive Employment Agreements; Severance Agreements” earlier in this proxy statement.

(15)

Pursuant to a letter agreement between the Company and Mr. Heneghan, Mr. Heneghan has the right to receive these benefits upon termination of his employment by the Company without cause subject to execution of a binding general release of claims in favor of the Company. “Cause” is defined in our letter agreement with Mr. Heneghan, which is summarized under “—Executive Employment Agreements; Severance Agreements,” earlier in this proxy statement.

(16)

Represents acceleration of vesting of restricted stock units pursuant to the terms of Mr. Heneghan’s restricted stock unit agreements upon termination without cause. “Cause” is defined as (a) the breach or threatened breach by Mr. Heneghan of the consulting agreement dated October 29, 2008, as amended, as determined by the Company, (b) the breach or threatened breach by Mr. Heneghan of the confidentiality agreement, effective as of August 18, 2008, as determined by the Company, (c) unsatisfactory job performance, as determined by the Company, or (d) willful misconduct, fraud, gross negligence, disobedience or dishonesty. Pursuant to the terms of Mr. Heneghan’s restricted stock unit agreements, the number of vested restricted stock units is determined as though Mr. Heneghan’s employment had terminated on the day that follows the anniversary of the grant date that next follows the date of actual termination.

(17)

Represents acceleration in full of vesting of restricted stock units pursuant to the terms of Mr. Heneghan’s restricted stock unit agreements if on or prior to the second anniversary of the consummation of a reorganization event, Mr. Heneghan’s employment with the Company or its successor is terminated without cause by the Company or its successor or for good reason by the executive. “Cause” is defined as (a) the breach or threatened breach by Mr. Heneghan of the consulting agreement dated October 29, 2008, as amended, as determined by the Company, (b) the breach or threatened breach by Mr. Heneghan of the confidentiality agreement, effective as of August 18, 2008, as determined by the Company, (c) willful failure by Mr. Heneghan, which failure is not cured within 30 days of written notice to Mr. Heneghan from the Company, to perform his material responsibilities to the Company, or (d) willful misconduct by Mr. Heneghan which affects the business reputation of the Company. “Good reason” is defined as (i) any significant diminution in Mr. Heneghan’s title, authority or responsibilities from and after a reorganization event, or (ii) any material reduction in the annual cash compensation payable to Mr. Heneghan from and after the reorganization event. See footnote 2 for the definition of reorganization event.

Compensation of Our Directors

Our compensation arrangements with our non-employee directors are set forth below. Mr. Meyers did not receive any additional compensation for his service as a director. See “—Compensation of Our Executive Officers—Summary Compensation Table” earlier in this proxy statement for disclosure relating to Mr. Meyers’ compensation.

Fees and Expenses

Our non-employee directors receive an annual fee from us, payable in advance, of $80,000. Directors do not receive any additional meeting fees for attending meetings, although they are reimbursed for expenses incurred to attend meetings, including reimbursement of $1.00 per mile for private air travel. We did not reimburse any directors during fiscal 2011 for private air travel.

We pay our lead director, Mr. Berkley, and the chairman of our audit committee, Mr. Drotch, an additional annual fee of $50,000 in connection with their duties. Each member of our audit committee and our compensation committee receives an additional $1,000 for attendance at each audit committee or compensation committee meeting.

2003 Stock Incentive Plan

Beginning in September 2006, in lieu of stock option grants under our 2002 director stock plan discussed below, our board of directors adopted a program providing for grants of stock units to non-employee directors under our 2003 plan.

Under the terms of the stock unit program, effective May 17, 2010, each non-employee director is entitled to receive 10,000 stock units under our 2003 plan on the date of his or her initial election to our board of directors. In addition, each non-employee director is entitled to receive 10,000 stock units on September 20 of each year, if on such date the non-employee director had served on our board of directors for at least 180 days. Each stock unit will be fully vested upon grant, and one share of our common stock will be issued in respect of each stock unit as soon as practicable following the grant date. Prior to May 17, 2010, non-employee directors received grants of 3,000 rather than 10,000 stock units under the terms of the program.

For stock unit grants made in fiscal 2007 and fiscal 2008, a director could elect to defer delivery of the underlying shares until the date 30 days after the date the director ceased to serve as a director. Directors who made such a deferral election would also receive, at the time of delivery of their shares, a payment equal to: (1) the number of shares delivered multiplied by (2) the aggregate amount of cash dividends paid in respect of one share of our common stock to stockholders of record following each respective date of grant of the stock units. Beginning with the grants on September 20, 2008, directors may no longer make a deferral election.

We have granted the following stock units to our non-employee directors serving as of September 29, 2011:

•	On September 20, 2006, we granted 3,000 stock units to each of Messrs. Berkley, Cameron, Daly, Drotch and Hansen. All directors elected to defer delivery of their shares except Mr. Cameron.

•	On September 20, 2007, we granted 3,000 stock units to each of Messrs. Berkley, Cameron, Daly, Drotch and Hansen. All directors elected to defer delivery of their shares.

•	On January 30, 2008, we granted 3,000 stock units to Mr. Cornell in connection with his appointment to our board of directors.

•	On September 20, 2008, we granted 3,000 stock units to each of Messrs. Berkley, Cameron, Cornell, Daly, Drotch and Hansen.

•	On September 20, 2009, we granted 3,000 stock units to each of Messrs. Berkley, Cameron, Cornell, Daly, Drotch and Hansen.

•	On May 17, 2010, we granted 10,000 stock units to each of Ms. Bekavac and Mr. Eddy in connection with their appointment to our board of directors.

•	On September 20, 2010, we granted 10,000 stock units to each of Messrs. Berkley, Cameron, Cornell, Daly, Drotch and Hansen.

•	On September 20, 2011, we granted 10,000 stock units to each of Ms. Bekavac and Messrs. Berkley, Cameron, Daly, Drotch, Eddy and Hansen. Mr. Cornell waived his right to receive his grant.

2002 Director Stock Plan

Prior to September 2006, non-employee directors were entitled to receive stock options under our 2002 director stock plan. We do not intend to grant stock options under our 2002 director stock plan in the future. Under our 2002 director stock plan, each non-employee director was granted an option to purchase 6,000 shares of common stock on the date of his or her initial election to our board of directors. In addition, each non-employee director received an option to purchase 6,000 shares of our common stock on September 20 of each year, if on such date the non-employee director had served on our board of directors for at least 180 days. A total of 300,000 shares of our common stock may be issued upon the exercise of options granted under our 2002 director stock plan. As of September 29, 2011, options to purchase 102,000 shares of common stock were outstanding under our 2002 director stock plan.

All options granted under our director stock plan vested immediately and had an exercise price equal to the closing price of our common stock on the last trading day immediately preceding the date of the option grant. An optionee may exercise his option only while he is a director and for 90 days after he ceases to be a director. Unexercised options expire ten years after the date of grant. Options granted under our 2002 director stock plan are not transferable or assignable other than by will or the laws of descent and distribution.

Effect of Change in Control

In the event of a merger of First Marblehead with another entity or any exchange of all our common stock for cash, securities or other property, our board of directors will provide for all outstanding options under our 2002 director stock plan to be assumed or substituted for by the acquiror. If the acquiror does not assume or substitute for outstanding awards, our board of directors will provide that all unexercised options will become exercisable in full prior to the completion of the change in control event and that these options will terminate immediately prior to the completion of the event if not previously exercised. If our stockholders will receive cash in the change in control event, our board of directors may instead provide that all options will terminate and be exchanged for cash. In the event of a proposed liquidation or dissolution of First Marblehead, our board of directors will provide that all then unexercised options under our 2002 director stock plan will become exercisable in full as of a specified time at least ten business days prior to the effective date of the liquidation or dissolution and then terminate effective upon the liquidation or dissolution, if not previously exercised. Our board of directors may adjust each outstanding option upon a change in capitalization.

Upon the occurrence of any event described above, we will issue to directors holding stock units a number of shares of our common stock equal to the number of stock units held by such director, and we will pay in cash any amounts credited for cash dividends paid in respect of such shares.

The following table sets forth information concerning compensation of our directors who are not also NEOs for fiscal 2011.

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)		All Other Compensation(2)		Total
Nancy Y. Bekavac	83,000	—	(3)	1,304		84,304
William R. Berkley	133,000	23,900		—		156,900
Dort A. Cameron III	83,000	23,900		—		106,900
Henry Cornell	80,000	23,900		—		103,900
George G. Daly	90,000	23,900		1,404		115,304
Peter S. Drotch	137,000	23,900		1,831		162,731
Thomas P. Eddy	87,000	—	(4)	—		87,000
William D. Hansen	85,000	23,900		5,001	(5)	113,901

(1)

The grant date fair value of the 10,000 stock units granted to each non-employee director on September 20, 2010 was $23,900, based on the closing price of $2.39 per share of our common stock on the NYSE on September 17, 2010, the trading day immediately preceding the date of grant. The following table shows the aggregate number of outstanding stock options and stock units held by each of our non-employee directors as of June 30, 2011. Each of the directors with outstanding stock units listed in this table has elected to defer delivery of the underlying shares. See “—2003 Stock Incentive Plan” above for additional information.

Name	Outstanding Stock Units	Outstanding Stock Options
Nancy Y. Bekavac	—	—
William R. Berkley	6,000	24,000
Dort A. Cameron III	3,000	24,000
Henry Cornell	—	—
George G. Daly	6,000	24,000
Peter S. Drotch	6,000	18,000
Thomas P. Eddy	—	—
William D. Hansen	6,000	12,000

(2)	Represents reimbursement of expenses incurred to attend meetings of our board of directors during fiscal 2011.

(3)	Ms. Bekavac began serving as a director on May 17, 2010 and was not eligible for the annual stock unit grant on September 20, 2010.

(4)	Mr. Eddy began serving as a director on May 17, 2010 and was not eligible for the annual stock unit grant on September 20, 2010.

(5)	Includes reimbursement of expenses of $2,355 incurred by Mr. Hansen to attend meetings of our board of directors during prior periods and paid during fiscal 2011.

Compensation Committee Interlocks and Insider Participation

Our compensation committee currently consists of Ms. Bekavac and Messrs. Berkley, Cameron, Daly and Hansen. None of Ms. Bekavac or Messrs. Berkley, Cameron, Daly or Hansen has ever been an officer or employee of First Marblehead. Other than the arrangements described below under “—Certain Relationships and Related Transactions—Related Person Transactions,” no member of our compensation committee had any relationship with us during fiscal 2011 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as one of our directors or as a member of our compensation committee, or other committee serving an equivalent function.

No executive officer, or associate of any executive officer, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No executive officer is related by blood, marriage or adoption to any other director or executive officer.

Certain Relationships and Related Transactions

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which First Marblehead is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our lead director. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our nominating and corporate governance committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, our nominating and corporate governance committee will review, and, in its discretion, may ratify, the related person transaction. The policy also permits the chairman of our nominating and corporate governance committee to review and, if deemed appropriate, approve proposed related person transactions that arise between nominating and corporate governance committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our nominating and corporate governance committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our nominating and corporate governance committee will review and consider:

•	The related person’s interest in the related person transaction;

•	The approximate dollar value of the amount involved in the related person transaction;

•	The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of our business;

•	Whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to us of, the transaction; and

•

Any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our nominating and corporate governance committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in First Marblehead’s best interests. Our nominating and corporate governance committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

Interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (1) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (2) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and so do not receive any special benefits as a result of the transaction, (3) the amount involved in the transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (4) the amount involved in the transaction equals less than 2% of First Marblehead’s annual consolidated gross revenues; and

•	A transaction that is specifically contemplated by provisions of First Marblehead’s restated certificate of incorporation or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in its charter.

Related Person Transactions

William R. Berkley.    Associated Community Brokers, Inc. has served as our insurance agent in connection with our directors and officers liability insurance. Associated Community Brokers, Inc. is a wholly owned subsidiary of Associated Community Bancorp, Inc. Mr. Berkley, our lead director, is the chairman of the board of directors and majority stockholder of Associated Community Bancorp, Inc. We paid Associated Community Brokers, Inc. commissions of approximately $152,387 during fiscal 2011 in connection with our directors and officers liability insurance. We believe that these commissions were substantially the same as we would have paid to other insurance brokers for comparable insurance coverage.

Daniel Meyers.    We have entered into a time sharing agreement with Sextant Holdings, of which Mr. Meyers is the sole member and the chairman and chief executive officer, pursuant to which Sextant Holdings leases an aircraft to us from time to time under a time sharing agreement. Subject to a pre-specified limit, we pay Sextant Holdings a fee, and applicable taxes, for each business-related flight conducted pursuant to the time sharing agreement. We paid $999,591 to Sextant Holdings in fees and applicable taxes for business-related travel during fiscal 2011. In addition, we reimbursed $14,036 to Sextant Holdings related to private air travel for Mr. Meyers during fiscal 2011 outside of the time sharing agreement. In August 2011, based on increases in fuel costs since 2008, a limit of $1.26 million will apply to business-related flights conducted in fiscal 2012, together with certain business-related flights that were conducted in June 2011. In addition, each fiscal year, Mr. Meyers will be entitled to up to 75 hours of non-business use of the aircraft, to be paid for by the Company under the time sharing agreement. See “—Compensation Discussion and Analysis—Benefits and Other Compensation; Air Travel Policy” earlier in this proxy statement for additional information.

Seth Gelber.    Seth Gelber, one of our NEOs, serves as the president of Sextant Holdings. Mr. Gelber received aggregate compensation from Sextant Holdings during fiscal 2011 of $60,000.

All of the related person transactions described above that are of an ongoing nature are reviewed by our nominating and corporate governance committee periodically and at least annually.

OTHER INFORMATION

Principal Stockholders

The following table presents information we know regarding the beneficial ownership of our common stock as of July 31, 2011 for each person, entity or group of affiliated persons whom we know to beneficially own more than 5% of our common stock. The table also sets forth such information for our NEOs and directors, individually, and our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Securities that may be beneficially acquired within 60 days of July 31, 2011, including director stock units and restricted stock units vesting within 60 days of July 31, 2011, are deemed to be beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Unless otherwise indicated in the footnotes, applicable percentage of beneficial ownership is based on 101,318,672 shares of common stock outstanding as of July 31, 2011.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o The First Marblehead Corporation, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199.

Beneficial Owner	Number of Shares Beneficially Owned(1)		Right to Acquire within 60 days of July 31, 2011		Percentage Beneficially Owned
5% Stockholders
Leslie L. Alexander	18,444,934	(2)	—		18.2%
Daniel Meyers	13,612,060	(3)	6,000,000	(3)	12.7
The Goldman Sachs Group, Inc.	(4)		(4)		9.9	(4)
Prescott Group Capital Management, L.L.C.	9,401,041	(5)	—		9.3
William R. Berkley	5,094,549	(6)(7)	40,000	(7)	5.0

Named Executive Officers
Daniel Meyers	13,612,060	(3)	6,000,000	(3)	12.7
Kenneth Klipper	98,475	(8)	945	(8)	*
William P. Baumer	82,642	(9)	830	(9)	*
Seth Gelber	170,217		—		*
Barry Heneghan	167,903		—		*

Directors
Nancy Y. Bekavac	20,000	(10)	10,000	(10)	*
William R. Berkley	5,094,549	(6)(7)	40,000	(7)	5.0
Dort A. Cameron III	931,400	(11)(12)	37,000	(12)	*
Henry Cornell	(4	)(13)	(4	)(13)	9.9	(4)
George G. Daly	56,000	(7)	40,000	(7)	*
Peter S. Drotch	72,000	(14)	34,000	(14)	*
Thomas P. Eddy	20,000	(10)	10,000	(10)	*
William D. Hansen	44,000	(15)	28,000	(15)	*
Daniel Meyers	13,612,060	(3)	6,000,000	(3)	12.7
All executive officers and directors as a group (17 persons)	31,210,489	(16)	6,202,229	(16)	29.0

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Includes shares issuable pursuant to stock options, director stock units and restricted stock units exercisable or vesting within 60 days of July 31, 2011 for the listed beneficial owner.

(2)

Includes 3,194,953 shares held by the Alexander 2003 Family Trust, of which Mr. Alexander may be deemed to be the beneficial owner. This information is based on a Form 4 filed on December 10, 2008 with the SEC by Mr. Alexander. The address of Mr. Alexander is 1200 N. Federal Highway, Suite 411, Boca Raton, Florida 33432.

(3)	Includes 6,000,000 shares issuable upon exercise of stock options granted to Mr. Meyers on August 18, 2008.

(4)

The Goldman Sachs Group, Inc., which we refer to as GS Group, may be deemed to beneficially own 9.9% of our outstanding common stock, consisting of (a) shares of common stock acquired by Goldman Sachs or another wholly-owned broker or dealer subsidiary of GS Group in ordinary course trading activities, (b) shares of common stock held in managed accounts, (c) shares of common stock acquired by GS Parthenon A, L.P. and GS Parthenon B, L.P., which we refer to collectively as the GS Purchasers, upon conversion of shares of our series A non-voting convertible preferred stock and (d) such number of shares of common stock into which the shares of our series B non-voting convertible preferred stock, which we refer to as Series B Preferred Stock, directly held by the GS Purchasers may be converted as would represent, together with other shares beneficially owned by GS Group or any other affiliates of the GS Purchasers, 9.9% of our outstanding common stock. In addition, GS Group may be deemed to beneficially own 19,000 shares of common stock that it holds directly. The GS Purchasers have agreed not to convert and hold Series B Preferred Stock if after giving effect to any such conversion, the GS Purchasers and their affiliates would own more than 9.9% of the outstanding shares of our common stock. Neither of GS Group nor Goldman Sachs has sole or shared voting power of shares of common stock held in managed accounts. Each of GS Group and Goldman Sachs disclaims beneficial ownership of shares of common stock held in managed accounts. This information is based on a Schedule 13D/A filed on August 20, 2008 with the SEC by GS Group and its affiliates. The address of GS Group and its affiliates is c/o Goldman Sachs, 200 West Street, 28th Floor, New York, New York 10282.

(5)

Consists of shares held by Prescott Group Capital Management, L.L.C. and its affiliates, which we refer to collectively as Prescott. This information is based on a Schedule 13G/A filed on February 14, 2011 with the SEC by Prescott. The address of the entities and individuals affiliated with Prescott is 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104.

(6)

Includes 787,024 shares held by The Berkley Family Foundation, Inc., which we refer to as the Berkley Foundation, and 375,000 shares held by Berkley Peninsula LLC. Mr. Berkley is the President of the Berkley Foundation and may be deemed to have beneficial ownership of the shares held thereby. Mr. Berkley disclaims beneficial ownership of such shares. Mr. Berkley is the managing director and sole owner of Berkley Peninsula and may be deemed to have beneficial ownership of the shares held thereby. Mr. Berkley has pledged 323,977 shares to secure indebtedness of William R. Berkley, LLC, of which Mr. Berkley is the sole member.

(7)

Includes 24,000 shares issuable pursuant to stock options granted under our 2002 director stock plan, 3,000 stock units granted under our 2003 plan on each of September 20, 2006 and 2007, and 10,000 stock units granted under our 2003 plan on September 20, 2011.

(8)	Includes 945 shares issuable pursuant to restricted stock units vesting within 60 days of July 31, 2011.

(9)	Includes 830 shares issuable pursuant to restricted stock units vesting within 60 days of July 31, 2011.

(10)	Includes 10,000 stock units granted under our 2003 plan on September 20, 2011.

(11)	Includes 240,000 shares held by Mr. Cameron’s wife.

(12)

Includes 24,000 shares issuable pursuant to stock options granted to Mr. Cameron under our 2002 director stock plan, 3,000 stock units granted under our 2003 plan on September 20, 2007, and 10,000 stock units granted under our 2003 plan on September 20, 2011.

(13)

Mr. Cornell is a managing director of Goldman Sachs. Goldman Sachs is a wholly owned subsidiary of GS Group. Mr. Cornell has an understanding with GS Group pursuant to which he holds any securities received in his capacity as a director of the Company for the benefit of GS Group or transfers such securities to GS Group. Mr. Cornell disclaims beneficial ownership of the securities beneficially owned by GS Group except to the extent of his pecuniary interest therein, if any. Mr. Cornell waived his right to receive a grant of 10,000 stock units under our 2003 plan on September 20, 2011.

(14)

Includes 18,000 shares issuable pursuant to options granted to Mr. Drotch under our 2002 director stock plan, 3,000 stock units granted under our 2003 plan on each of September 20, 2006 and 2007, and 10,000 stock units granted under our 2003 plan on September 20, 2011.

(15)

Includes 12,000 shares issuable pursuant to options granted to Mr. Hansen under our 2002 director stock plan, 3,000 stock units granted under our 2003 plan on each of September 20, 2006 and 2007, and 10,000 stock units granted under our 2003 plan on September 20, 2011.

(16)

Includes an aggregate of 6,102,000 shares issuable upon exercise of stock options, an aggregate of 97,000 shares issuable pursuant to director stock units, and an aggregate of 3,229 shares issuable pursuant to restricted stock units vesting within 60 days of July 31, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. We are required to disclose any late filings of such reports. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that during fiscal 2011, the reporting persons complied with all Section 16(a) filing requirements on a timely basis.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of either the notice of Internet availability of proxy materials or our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you write, call or email us at:

The First Marblehead Corporation

800 Boylston Street, 34th Floor

Boston, Massachusetts 02199

Attention: Investor Relations

(800) 895-4283

Info@fmd.com

If you would like to receive separate copies of the notice of Internet availability of proxy materials or our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, phone number or email address.

Our board of directors hopes that stockholders will attend the annual meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy card in the accompanying envelope. Prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By order of the Board of Directors,

Gregory M. Woods

Secretary

September 29, 2011

Annex A

THE FIRST MARBLEHEAD CORPORATION

2011 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2011 Stock Incentive Plan (the “Plan”) of The First Marblehead Corporation, a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as such terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5(a)), Restricted Stock (as defined in Section 6(a)), Restricted Stock Units (as defined in Section 6(a)), Other Stock-Based Awards (as defined in Section 7(a)) and Performance Awards (as defined in Section 8(a)).

3.	Administration and Delegation

(a)     Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)     Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c)     Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Options and other Awards that constitute rights under Delaware law (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of such Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant such

Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act). The Board may not delegate authority under this Section 3(c) to grant Restricted Stock, unless Delaware law then permits such delegation.

4.	Stock Available for Awards

(a)     Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to:

(A)     7,000,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”); plus

(B)     such additional number of shares of Common Stock (up to 4,406,698) as is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the Company’s 2003 Stock Incentive Plan, as amended and restated (the “2003 Plan”) that remain available for grant under the 2003 Plan as of the date of stockholder approval of the Plan and (y) the number of shares of Common Stock subject to awards granted under the 2003 Plan which awards (i) expire or are terminated, surrendered or canceled without having been fully exercised or are forfeited in whole or in part (including as a result of shares of Common Stock subject to such award being repurchased by the Company at their original issuance price pursuant to a contractual repurchase right) or (ii) result in any Common Stock not being issued (subject, however, in the case of Incentive Stock Options (as defined in Section 5(b)) to any limitations under the Code).

Any or all Awards may be in the form of Incentive Stock Options. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Fungible Share Pool. Subject to adjustment under Section 9, any Award that is not a Full-Value Award shall be counted against the share limits specified in Section 4(a)(1) as one share for each share of Common Stock subject to such Award and any Award that is a Full-Value Award shall be counted against the share limits specified in Section 4(a)(1) as two shares for each one share of Common Stock subject to such Full-Value Award. “Full-Value Award” means any Restricted Stock Award (as defined in Section 6(a)) or Other Stock-Based Award with a per share price or per unit purchase price lower than 100% of Fair Market Value (as defined in Section 5(c)) on the date of grant. To the extent a share that was subject to an Award that counted as one share is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve will be credited with one share. To the extent that a share that was subject to an Award that counts as two shares is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve will be credited with two shares.

(3) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan:

(A)     if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code;

(B)     shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(C)     shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b)     Section 162(m) Per-Participant Limit. Subject to adjustment under Section 9, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 3,000,000 per fiscal year. The per Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”). For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the sublimit set forth in this Section.

(c)     Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a)     General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b)     Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of The First Marblehead Corporation, any of The First Marblehead Corporation’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c)     Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price shall be not less than 100% of the fair market value per share of Common Stock (“Fair Market Value”) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. Fair Market Value of a share of Common Stock for purposes of the Plan will be determined as follows:

(1) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

(2) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) on the date of grant; or

(3) if the Common Stock is not publicly traded, the Board will determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code, except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Section 409A of the Code. The Board has sole discretion to determine the Fair Market Value for purposes of the Plan, and all Awards are conditioned on the participants’ agreement that the Board’s determination is conclusive and binding even though others might make a different determination.

(d)     Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e)     Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f)     Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement or approved by the Board, in its sole discretion, by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided that (A) such method of payment is then permitted under applicable law, (B) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (C) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (A) the number of shares underlying the portion of the Option being exercised, less (B) such number of shares as is equal to (i) the aggregate exercise price for the portion of the Option being exercised divided by (ii) the Fair Market Value on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(g)     Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under the

Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding Option granted under the Plan and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then- current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option granted under the Plan with an exercise price per share above the then-current Fair Market Value, other than pursuant to Section 9, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the New York Stock Exchange (“NYSE”).

6.	Restricted Stock; Restricted Stock Units

(a)     General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price or to require forfeiture of such shares if issued at no cost from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b)     Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)     Additional Provisions Relating to Restricted Stock.

(1) Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (A) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (B) in the absence of an effective designation by a Participant, the Participant’s estate.

(d)     Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of one share of Common Stock. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, in each case to the extent provided in the Award agreement.

7.	Other Stock-Based Awards

(a)     General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based-Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b)     Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

8.	Performance Awards

(a)     Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 8 (“Performance Awards”).

(b)     Committee. Grants of Performance Awards to any Covered Employee (as defined below) intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or a subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee (or subcommittee). “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(c)     Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined on a segment basis pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee: net income, operating income (loss), earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, gross profit, operating profit before or after discontinued operations and/or taxes, sales, revenue growth, sales growth, earnings growth, cash flow or cash position, net operating cash usage, loan volume, loan characteristics, gross margins, cost savings, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return, completion of capital markets transactions, completion of strategic acquisitions/disposition, receipt of regulatory approvals and cash position. Such goals may reflect absolute entity, segment or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (1) extraordinary items, (2) gains or losses on the dispositions of discontinued operations, (3) the cumulative effects of changes in accounting principles, (4) the writedown of any asset, (5) fluctuation in foreign currency exchange rates, and (6) charges for restructuring and rationalization programs. Such performance measures: (A) may vary by Participant and may be different for different Awards; (B) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (C) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(d)     Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(e)     Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

9.	Adjustments for Changes in Common Stock and Certain Other Events

(a)     Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (1) the number and class of securities available under the Plan, (2) the fungible share pool, share counting rules and sublimit set forth in Sections 4(a) and 4(b), (3) the number and class of securities and exercise price per share of each outstanding Option, (4) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, (5) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award and (6) the share and per share related provisions and the purchase price, if any, of each outstanding Performance Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)     Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (A) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (B) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (C) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A)     In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (x) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (y) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B)     Notwithstanding the terms of Section 9(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 9(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 9(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C)     For purposes of Section 9(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

10.	General Provisions Applicable to Awards

(a)     Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards that are subject to Section 409A of the Code, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b)     Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)     Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)     Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e)     Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations

(based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f)     Amendment of Award. Except as otherwise provided in Section 5(g) with respect to repricings, Section 8 with respect to Performance Awards or Section 11(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (1) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (2) the change is permitted under Section 9.

(g)     Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (1) all conditions of the Award have been met or removed to the satisfaction of the Company, (2) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (3) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)     Acceleration. Except as otherwise provided in Section 8 with respect to Performance Awards, Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

11.	Miscellaneous

(a)     No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)     No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c)     Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d)     Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (1) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s stockholders approve such amendment in the manner required by Section 162(m); (2) no amendment that would require stockholder approval under the rules of the NYSE may be made effective unless and until the Company’s stockholders approve such amendment; and (3) if the NYSE amends its corporate governance rules so that such rules no longer require stockholder approval of NYSE: “material revisions” to equity compensation plans, then, from and after the effective date of such amendment to the NYSE rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or Section 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (ii) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e)     Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (1) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (2) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f)     Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (1) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (2) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(g)     Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h)     Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

DATE APPROVED BY BOARD OF DIRECTORS: September 21, 2011

DATE APPROVED BY STOCKHOLDERS:

002CSI2558

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

B	Proposals — The Board of Directors recommends a vote FOR all director nominees, a vote FOR Proposals 2, 3 and 4, and a vote for 1 YEAR for Proposal 5.

1.	To elect nine Directors to serve for a one-year term expiring at the 2012 Annual Meeting of Stockholders:												+
		For	Withhold				For	Withhold		For	Withhold
	01 - Nancy Y. Bekavac	☐	☐	02 - William R. Berkley			☐	☐	03 - Dort A. Cameron III	☐	☐

	04 - Henry Cornell	☐	☐	05 - George G. Daly			☐	☐	06 - Peter S. Drotch	☐	☐

	07 - Thomas P. Eddy	☐	☐	08 - William D. Hansen			☐	☐	09 - Daniel Meyers	☐	☐

				For	Against	Abstain					For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as The First Marblehead Corporation’s independent registered public accounting firm for the fiscal year ending June 30, 2012.			☐	☐	☐	3.	To approve The First Marblehead Corporation 2011 stock incentive plan.			☐	☐	☐

				For	Against	Abstain				1 Yr	2 Yrs	3 Yrs	Abstain
4.	To approve, on an advisory basis, the compensation of The First Marblehead Corporation’s named executive officers.			☐	☐	☐	5.	To approve, on an advisory basis, the frequency of holding future advisory votes on named executive officer compensation.		☐	☐	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: The signature(s) on this proxy should correspond exactly with the stockholder’s name as printed above and to the left. In the case of joint tenants, co-executors or co-trustees, both should sign. When signing as attorney, executor, administrator, trustee, guardian, authorized officer or other fiduciary, please give your full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — The First Marblehead Corporation	+

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 14, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revoke(s) all prior proxies and appoint(s) Kenneth Klipper and Gregory M. Woods, and each of them, attorneys of the undersigned (the “proxy holders”), with full power of substitution, for and in the name(s) of the undersigned to (1) attend the 2011 annual meeting of stockholders (the “Meeting”) of The First Marblehead Corporation (the “Company”) to be held at the offices of WilmerHale LLP, 399 Park Avenue, New York, NY 10022, at 10:00 a.m., local time, on Monday, November 14, 2011, and any adjourned sessions thereof, and (2) vote all shares of common stock of the Company that the undersigned would be entitled to vote, with all powers the undersigned would possess, if personally present. In their discretion, the proxy holders are authorized by the undersigned to vote on such other matters as may properly come before the Meeting or any adjournment thereof.

Each of the following matters is proposed by the Company, and none of the matters is related to or conditioned on the approval of the other matters.

If this proxy is properly executed, the shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any of the director nominees or proposals 2, 3, 4 or 5 specified on the reverse side, this proxy will be voted “FOR” each director nominee, “FOR” proposals 2, 3 and 4, and for a vote of 1 YEAR for proposal 5.

Attendance of the undersigned at the Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE

A	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+